EXHIBIT 10.32
EXECUTION COPY
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CONSOLIDATED CONTAINER HOLDINGS LLC

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15.5 Binding Effect	68
15.6 Integration	68
15.7 No Third Party Beneficiary	68
15.8 Waiver	68
15.9 Counterparts	68
15.10 Applicable Law	68
15.11 Invalidity of Provisions	68
15.12 Confidentiality	69
15.13 Representations and Warranties	69
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AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CONSOLIDATED CONTAINER HOLDINGS LLC
     This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of CONSOLIDATED CONTAINER HOLDINGS LLC (the “Agreement”) is entered into as of May 20, 2004, by and among Franklin Holdings, Inc., a Delaware corporation (“Franklin Holdings”), Franklin Plastics, Inc., a Delaware corporation (“Franklin”), Reid Plastics Holdings, Inc., a Delaware corporation (“RPH”), Vestar Packaging LLC, a Delaware limited liability company (“Vestar Packaging”), Vestar CCH LLC (“Vestar CCH”), a Delaware limited liability company, Vestar CCH Preferred LLC, a Delaware limited liability company (“Vestar Refinancing”), Ronald Davis, William Bell and Richard Robinson, together with any Person who becomes a Member as provided herein.
ARTICLE I
ORGANIZATIONAL MATTERS
     1.1 Formation. The Company was formed as a limited liability company by the filing of the Certificate in accordance with the Delaware Act on April 20, 1999. The Members hereby enter into this Agreement in order to set forth the rights and obligations of the Members and certain matters related thereto. Except as expressly provided and permitted herein to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Delaware Act.
     1.2 Name. The name of the Company shall be, and the business of the Company shall be conducted under the name of, “Consolidated Container Holdings LLC.” The Company’s business may be conducted under any other name or names approved by the Management Committee.
     1.3 Registered Office and Principal Office of Company; Addresses of Members.
          (a) The registered office of the Company in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19805, and the registered agent for service of process on the Company at such registered office shall be Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805. The principal place of business of the Company shall be at 3101 Towercreek Parkway, Suite 300, Atlanta, Georgia 30339, or such other location as determined by the Management Committee. The Company may maintain offices at such other locations as the Management Committee deems advisable.

          (b) The addresses of the Members as of the date of the initial issuance of Series B Convertible Preferred Units are set forth in Section 15.1. The address of a Member may be changed in accordance with the requirements set forth in Section 15.1.
     1.4 Term. The existence of the Company commenced on the Commencement Date, and the Company shall continue in existence until the dissolution of the Company pursuant to the express provisions of Article XIII (other than a dissolution that is followed by the reconstitution of the Company pursuant to Section 13.2).
     1.5 Assumed Name Certificate. The Members shall execute and file any assumed or fictitious name certificate or certificates or any similar documents required by law to be filed in connection with the formation and operation of the Company.
     1.6 Ownership. The interest of each Member in the Company shall be personal property for all purposes. All property and interests in property, real or personal, owned by the Company shall be deemed owned by the Company as an entity, and no Member, individually, shall have any ownership of such property or interest except by having an ownership interest in the Company as a Member. Each of the Members irrevocably waives, during the term of the Company and during any period of its liquidation following any dissolution, any right that it may have to maintain any action for partition with respect to any of the assets of the Company.
     1.7 No Individual Authority. No Member shall have any authority to act for, or to undertake or assume, any obligation, debt, duty or responsibility on behalf of any other Member or the Company except as otherwise expressly provided in this Agreement.
     1.8 Title to Company Property. It is the desire and intention of the Members that legal title to all property of the Company shall be held and conveyed in the name of the Company.
     1.9 Limits of Company. The relationship between the parties hereto shall be limited to the carrying on of the business of the Company in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be a limited liability company for the sole and limited purpose of carrying on such business. Except as otherwise provided for or contemplated in this Agreement, nothing herein shall be construed to create a partnership between the Members or to authorize any Member to act as general agent for any other Member.
ARTICLE II
DEFINITIONS
          The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.
          “Adjusted Capital Account” means, with respect to any Member, a special account maintained for such Member, the balance of which shall equal such Member’s Capital Account balance, increased by the amount (if any) of such Member’s share of the Company Minimum Gain and Member Minimum Gain of the Company.

          “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
     (a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(iv)(c), the penultimate sentence of Regulations Section 1.704-2(g)(1), or the penultimate sentence of Regulations Section 1.704-2(i)(5); and
     (b) Debit to such Capital Account the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
          “Adjusted Tax Distribution Amount” has the meaning set forth in Section 6.4(c).
          “Affiliate” means, with respect to a particular Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.
          “Agreement” means this Amended and Restated Limited Liability Company Agreement of Consolidated Container Holdings LLC, as it may be further amended, supplemented or restated from time to time in accordance with the terms of this Agreement.
          “As-Converted Units” means, with respect to any Member that shall own Series A Preferred Units at the time the Suiza Member, in the case of any Reid Member, or the Reid Members, in the case of the Suiza Member, propose to effect a sale of its Units in accordance with the terms hereof, a number of Units equal to the aggregate Liquidation Preference of the number of Series A Preferred Units owned by such Member divided by the price per Unit proposed to be paid for each Unit proposed to be sold by such Suiza Member or Reid Member, as the case may be.
          “As-Converted Percentage Interest” means the percentage interest of a Member in certain allocations of Profits, Losses, and other items of income, gain, loss, or deduction and certain distributions of cash and property, which with respect to each Member shall be equal to the number of Units owned by such Member (on an as-converted basis, as applicable, excluding for this purpose the special conversion rights of Series B Convertible Preferred Units under Section 12.4(f)), as a percentage of the total number of Units owned by all Members (on such as-converted basis) at any given time.
          “Available Cash” of the Company as of any date means all cash funds of the Company on hand as of such date after: (a) payment of all expenditures of any kind, including operating expenses and capital expenditures, that are due and payable as of such date or that are expected to become due and payable in the next 30 days; and (b) provision for adequate reserves (working capital and capital), with the amount of such reserves to be determined by the Management Committee (acting reasonably and in good faith).

          “Blocked Affiliate Transfer” has the meaning set forth in Section 11.2.
          “Book Depreciation” has the meaning set forth in Section 4.3(b)(v).
          “Book Value” has the meaning set forth in Section 4.3(c).
          “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the Government of the United States shall not be regarded as a Business Day.
          “Capital Account” means the capital account maintained for a Member pursuant to Section 4.3 with respect to Units held by such Member.
          “Capital Contribution” means, with respect to any Member, the amount of money and the initial Book Value of any property (other than money) contributed to the Company with respect to the interest in the Company held by such Member, reduced by the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by such Member to the Company.
          “Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of Delaware, as it may be amended or restated from time to time.
          “Change in Control” means the first to occur of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Suiza Foods or Vestar Refinancing, as the case may be, to any person, or “group” of related persons, as defined in Rule 13d-5 under the Securities Exchange Act of 1934 (a “Group”); (ii) a majority of the board of directors of Suiza Foods or Vestar Refinancing, as the case may be, shall consist of persons who are not Continuing Directors; or (iii) the acquisition by any person or Group of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of Suiza Foods or Vestar Refinancing, as the case may be, or to designate a majority of the directors of Suiza Foods or Vestar Refinancing, as the case may be; or (iv) a merger of Suiza Foods or Vestar Refinancing, as the case may be, with another entity in which the previous shareholders or members of the merging entity do not continue to own at least a majority of the voting equity securities of the surviving entity.
          “Closing Date” means July 1, 1999.
          “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. All references herein to the Code shall include any corresponding provision or provisions of succeeding law.
          “Commencement Date” means the date that the Certificate was filed with the Secretary of State of Delaware.
          “Company” means Consolidated Container Holdings LLC, a Delaware limited liability company established by filing of the Certificate with the Secretary of State of Delaware.

          “Company Estimated Net Taxable Income” has the meaning set forth in Section 6.4(a).
          “Company Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(d).
          “Company Option” has the meaning set forth in Section 5.5(b).
          “Competing Business” has the meaning set forth in Section 7.7(b).
          “Continuing Director” means, as of the date of determination, any person who (i) was a member of the board of directors or management committee of Suiza Foods or Vestar Refinancing, as the case may be, on the date of this Agreement, or (ii) was nominated for election or elected to the board of directors or management committee of Suiza Foods or Vestar Refinancing, as the case may be, with the affirmative vote of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.
          “Contribution Notice” has the meaning set forth in Section 4.2(a).
          “Contributions” means the contribution by Franklin of the member interests of PCI to Consolidated Container Company LLC and the contribution by Vestar Packaging of $60,800,000 to the Company, both pursuant to the Merger Agreement.
          “Control” (and derivations thereof) means, with respect to a particular Person, (a) the ownership, directly or indirectly, of more than 50% of the equity or voting interests in such Person or (b) the right to elect or appoint, together with others who are required to act in concert with such Person, more than 50% of the directors or members of another governing body that directs the management and policies of such Person.
          “Converted Units” has the meaning set forth in Section 11.5(e).
          “Convertible Preferred Units” means any Preferred Units that are convertible, directly or indirectly, into Units.
          “Convertible Securities” has the meaning set forth in Section 7.12(b).
          “Credit Instruments” means the Credit Agreement, dated as of May 20, 2004 among the Company, Consolidated Container Company LLC, the banks party thereto from time to time, Deutsche Bank Trust Company Americas, as Administrative Agent, the Pledge Agreement, dated as of May 20, 2004 among the Company, Consolidated Container Company LLC, and each of the other Pledgors party thereto in favor of Deutsche Bank Trust Company Americas, as Collateral Agent, the Subsidiary Guaranty, dated as of May 20, 2004 made by each of the domestic subsidiaries of Consolidated Container Company LLC and the Security Agreement, dated as of May 20, 2004 among the Company, Consolidated Container Company LLC and Deutsche Bank Trust Company Americas, as Collateral Agent, in each case as amended, modified or supplemented from time to time.

          “Delaware Act” means the Delaware Revised Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time.
          “Dissolution Event” has the meaning set forth in Section 13.1(b).
          “Event of Bankruptcy” means, with respect to any Member or the Company, any of the following acts or events:
     (a) making an assignment for the benefit of creditors;
     (b) filing a voluntary petition in bankruptcy;
     (c) becoming the subject of an order for relief or being declared insolvent or bankrupt in any federal or state bankruptcy or insolvency proceeding;
     (d) filing a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;
     (e) filing an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in a proceeding of the type described in parts (a) through (d) of the definition;
     (f) seeking, consenting to, or acquiescing in the appointment of a trustee, receiver, or liquidator of all or any substantial part of its properties; or
     (g) the expiration of 90 days after the date of the commencement of a proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation if the proceeding has not been previously dismissed or the expiration of 60 days after the date of the appointment, without such Person’s consent or acquiescence, of a trustee or receiver for the liquidation of such Person or of all or any substantial part of such Person’s properties, if the appointment has not been previously vacated or stayed, or the expiration of 60 days after the date of expiration of a stay, if the appointment has not been previously vacated.
          “Fair Market Value” has the meaning set forth in Section 11.7(c).
          “Fiscal Year” means the 12-month period ending December 31 of each year; provided that the initial Fiscal Year shall be the period beginning on the Commencement Date and ending December 31, 1999, and the last Fiscal Year shall be the period beginning on January 1 of the calendar year in which the final liquidation and termination of the Company is completed and ending on the date such final liquidation and termination is completed (to the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the initial and final Fiscal Years to reflect that such periods are less than full calendar year periods).
          “Franklin” means Franklin Plastics, Inc., a Delaware corporation.

          “Franklin Holdings” means Franklin Holdings, Inc., a Delaware corporation.
          “Franklin Managers” means the Managers designated by Franklin pursuant to Section 7.1.
          “Franklin Option Members” has the meaning set forth in Section 5.5(b).
          “Franklin Replacement Options” has the meaning set forth in Section 7.13.
          “Indemnitee” has the meaning set forth in Section 7.9.
          “Independent Accountants” means any of the four largest nationally recognized accounting firms in the United States, as selected by the Management Committee. Deloitte & Touche LLP shall be the initial Independent Accountant.
          “Individual Members” means Ronald Davis, William Bell and Richard Robinson.
          “Initial Liquidation Preference” means the initial liquidation preference of a series of Preferred Units as set forth in Article XII.
          “Initial Public Offering” means any underwritten public offering of securities of RPH (which is intended to be the corporate successor to the Company in the event of an Initial Public Offering, by merger of the Company and, subject to Section 11.12, Franklin into RPH), or its successor, the gross proceeds of which exceed $50,000,000.
          “Liquidation Preference” means the liquidation preference of a series of Preferred Units as such liquidation preference may be increased or decreased from time to time as set forth in Article XII.
          “Liquidator” has the meaning set forth in Section 13.3.
          “Losses” has the meaning set forth in Section 4.3(b).
          “Major Decision” has the meaning set forth in Section 7.2.
          “Management Committee” means a committee appointed by Franklin and Vestar Refinancing in accordance with Section 7.1.
          “Manager” has the meaning set forth in Section 7.1.
          “Member” means Franklin, Franklin Holdings, RPH, each of the Vestar Entities, each of the Individual Members and any other Person who is admitted as a member in the Company on and after the Closing Date and whose admission has been reflected on the books and records of the Company.
          “Member Minimum Gain” shall mean partner nonrecourse debt minimum gain as determined under the rules of Regulations Section 1.704-2(i).

          “Member Nonrecourse Deduction” has the meaning set forth in Regulations Section 1.704-2(i)(1) and (2).
          “Merger Agreement” means the Contribution and Merger Agreement dated as of April 29, 1999, among Suiza Foods, Franklin, the Suiza Companies identified therein, RPH, Reid Plastics, Inc., a Delaware corporation, the Reid Companies identified therein, Vestar Packaging, and the Company.
          “Mergers” means the Mergers, as defined in the Merger Agreement, pursuant to which the Suiza Companies and the Reid Companies will be merged into the Company.
          “New Units Notice” has the meaning set forth in Section 7.11(b).
          “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.
          “Notice” has the meaning set forth in Section 11.5(a).
          “Other Convertible Securities” has the meaning set forth in Section 12.4(h)(ii).
          “PCI” means Plastic Containers, Inc., a Delaware corporation and wholly-owned subsidiary of Continental Can Company, Inc., or, after certain corporate restructuring transactions, Plastic Containers LLC, a Delaware limited liability company and wholly-owned subsidiary of Franklin.
          “PCI Notes” has the meaning given to it in the Merger Agreement.
          “Percentage Interest” means the percentage interest of a Member in certain allocations of Profits, Losses, and other items of income, gain, loss, or deduction and certain distributions of cash and property, which with respect to each Member shall be equal to the number of Units owned by such Member as a percentage of the total number of Units owned by all Members at any given time.
          “Person” means an individual, corporation, partnership, limited liability company, trust, estate, unincorporated organization, association, or other entity.
          “Plastics Operations” means any manufacture, distribution or sale of plastic packaging products and the conduct of any operations ancillary thereto, including but not limited to any operations conducted by any Reid Company or any Suiza Company immediately prior to Closing.
          “Preferred Units” means the preferred interest of a Member of the Company issued in accordance with Article XII, including the Series A Preferred Units, the Series B Convertible Preferred Units and the Series C Preferred Units.
          “Principal Companies” has the meaning set forth in Section 7.7(b).
          “Pro Rata Share” has the meaning set forth in Section 7.11(a).

          “Profits” has the meaning set forth in Section 4.3(b).
          “Redemption Change in Control” means the first to occur of the following events: (i) any merger, consolidation or other business combination of the Company or Consolidated Container Company LLC with any other entity, recapitalization, spin-off, distribution or any other similar transaction (in one transaction or a series of related transactions), where the beneficial owners of membership interests in such company as of immediately following the initial issuance of Series B Convertible Preferred Units, and their respective Affiliates, cease beneficially to own at least 30% of the voting power of the voting securities of the entity surviving or resulting from such transaction (or the ultimate sole parent thereof) or (ii) any transaction or series of related transactions as a result of which the beneficial owners of membership interests in such company as of immediately following the initial issuance of Series B Convertible Preferred Units, and their respective Affiliates, cease beneficially to own at least 30% of the voting power of the voting securities of the Company (or the ultimate sole parent thereof) or, directly or indirectly, Consolidated Container Company LLC.
          “Registration Rights Agreement” has the meaning set forth in Section 11.12(b).
          “Regulations” means the Treasury Regulations promulgated under the Code, as amended and in effect (including corresponding provisions of any succeeding regulations).
          “Regulatory Allocations” has the meaning set forth in Section 5.3.
          “Reid Companies” has the meaning given to it in the Merger Agreement.
          “Reid Converted Units” has the meaning set forth in Section 11.5(e).
          “Reid Members” means RPH, each of the Vestar Entities, and any Affiliate of either of them that becomes a Member, or for purposes of Article XI, an RPH stockholder.
          “Reid Options” has the meaning given to it in the Merger Agreement.
          “Reid Parent” means Vestar Reid LLC, a Delaware limited liability company.
          “RPH” means Reid Plastics Holdings, Inc., a Delaware corporation.
          “Russell-Stanley” has the meaning set forth in Section 7.7(d).
          “Sale Percentage” has the meaning set forth in Section 11.5(e).
          “Senior Secured Indenture” means that certain Indenture dated as of May 20, 2004 by and among Consolidated Container Company LLC, Consolidated Container Capital, Inc., the Guarantors (as defined therein) and the Bank of New York, as trustee with respect to the 10.75% Senior Secured Discount Notes due 2009, as the same may be amended, modified or supplemented from time to time.
          “Series A Preferred Units” means the preferred interest of a Member of the Company issued in accordance with Section 12.1.

          “Series A Redemption Price” has the meaning set forth in Section 12.2(c).
          “Series B Convertible Preferred Units” means the preferred interest of a Member of the Company issued in accordance with Section 12.3.
          “Series B Convertible Preferred Unit Reoffer” means the offer by Vestar Refinancing of Series B Convertible Preferred Units purchased by Vestar Refinancing on the date hereof to all holders of Units and to the owners of equity interests in such holders (excluding Vestar Refinancing, Vestar CCH, Franklin, Franklin Holdings and the owners of equity interests in any thereof, both in such capacity and as owners of equity interests in any other holder of Units, and excluding RPH and Vestar Packaging), on a pro rata basis based upon each such holder’s direct or indirect Percentage Interest, before giving effect to the issuance of the Series B Convertible Preferred Units; provided that: (i) such offer is made as soon as reasonably practicable after the date hereof, is held open for at least 60 calendar days and is completed within 90 calendar days hereof; and (ii) each Series B Convertible Preferred Unit shall be offered for a purchase price equal to its Initial Liquidation Preference.
          “Series B Redemption Price” has the meaning set forth in Section 12.4(c).
          “Series C Preferred Units” means the preferred interest of a Member of the Company issued in accordance with Section 12.5.
          “Series C Redemption Price” has the meaning set forth in Section 12.5(c).
          “Subordinated Indenture” means the Indenture dated as of July 1, 1999, among Consolidated Container Company LLC, Consolidated Container Capital, Inc., the Subsidiary Guarantors (as defined therein) and The Bank of New York, as trustee, as supplemented by the Supplemental Indenture, dated as of March 31, 2000.
          “Suiza Affiliates” has the meaning set forth in Section 7.7(b).
          “Suiza Companies” has the meaning given to it in the Merger Agreement.
          “Suiza Converted Units” has the meaning set forth in Section 11.5(e).
          “Suiza Foods” means Dean Foods Company, a Delaware corporation.
          “Suiza Member” means Franklin and any Affiliate of Franklin that becomes a Member; provided, however, that for purposes of Section 7.7, neither Peter M. Bernon or Alan J. Bernon shall ever be included within the definition of “Suiza Member.”
          “Supply Agreement” means each of: (i) the Supply Agreement for PET Bottles between Suiza Foods Corporation and the Company, dated as of July 2, 1999; (ii) the Supply Agreement for HDPE Bottles between Suiza Foods Corporation and the Company, dated as of July 2, 1999; and (iii) the Supply Agreement for Bottle Components between Suiza Foods Corporation and the Company, dated as of July 2, 1999.
          “Tagging Member” has the meaning set forth in Section 11.5(e).

          “Tax Distributions” has the meaning set forth in Section 6.4(a).
          “Tax Matters Partner” has the meaning set forth in Section 10.1.
          “Tax Rate Differential” means a decimal equal to the difference between (i) the maximum marginal federal and New York State and New York City individual tax rate applicable to ordinary income (including, to the extent applicable, alternative minimum tax, if any) and (ii) the maximum marginal federal and New York State and New York City individual tax rate applicable to long-term capital gains (including, to the extent applicable, alternative minimum tax, if any).
          “Tax Shortfall Member” has the meaning set forth in Section 6.4(d).
          “Tax Target Group” has the meaning set forth in Section 6.4(d).
          “Transferring Members” has the meaning set forth in Section 11.5(e).
          “Units” means the common equity interest of a Member in the Company, including, without limitation, such Member’s right: (a) to a distributive share of the Profits, Losses, and other items of income, gain, loss, deduction, and credit of the Company; (b) to a distributive share of the assets of the Company; and (c) to participate in the management and operation of the Company as provided in this Agreement. The number of Units of each Member, as of the date hereof, is set forth in Exhibit 4.1 attached hereto under the caption “Ownership-Holders of Units”.
          “Unit Value” has the meaning set forth in Section 12.4(h).
          “Unpaid Distribution Amount” shall mean, for each Series A Preferred Unit, the amount of distributions accrued during the most recently completed calendar quarter which distributions have neither been paid nor been taken into account through an increase in Liquidation Preference on such Series A Preferred Units.
          “VCP” means Vestar Capital Partners III, L.P., a Delaware limited partnership.
          “VCP Affiliates” has the meaning set forth in Section 7.7(d).
          “VCP Management Agreement” has the meaning given to it in the Merger Agreement.
          “Vestar CCH” means Vestar CCH LLC, a Delaware limited liability company.
          “Vestar Entities” means Vestar CCH, Vestar Packaging and Vestar Refinancing.
          “Vestar Packaging” means Vestar Packaging LLC, a Delaware limited liability company.
          “Vestar Refinancing” means Vestar CCH Preferred LLC, a Delaware limited liability company.

          “Vestar Refinancing Managers” means the Managers designated by Vestar Refinancing pursuant to Section 7.1.
ARTICLE III
PURPOSE
     3.1 Purposes and Scope. Subject to the provisions of this Agreement, the purposes of the Company are to:
     (a) acquire (directly or through subsidiaries) the operations of the Reid Companies and the Suiza Companies through the Mergers and the Contributions;
     (b) own, operate, manage, maintain, improve, develop, purchase, sell or exchange, and otherwise acquire or dispose of, Plastics Operations; provided, however, that the Company may also invest or expend up to $25 million in the aggregate to own, operate, manage, maintain, improve, develop, purchase, and otherwise acquire or dispose of non-plastic packaging operations;
     (c) borrow money in furtherance of any or all of the objectives of the Company business, and to secure the same by mortgage, pledge, or other liens; and
     (d) do any and all other acts or things that may be incidental or necessary to carry on the business of the Company as herein contemplated. The Company shall not engage in any other business or activity not intended to implement the foregoing without the prior written consent of the Management Committee.
ARTICLE IV
CAPITAL CONTRIBUTIONS
     4.1 Initial Capital Contributions. The initial Capital Contributions of Franklin and by RPH were effected on the Closing Date through the Mergers. The initial Capital Contributions of PCI and by Vestar Packaging were effected on the Closing Date through the Contributions. On the date of the initial issuance of Series B Convertible Preferred Units, the Capital Contributions of each Member shall be revalued as set forth on Exhibit 4.1 attached hereto.
     4.2 Non-Contemplated Contributions.
     (a) If the Management Committee approves (in accordance with the Major Decision provisions of Section 7.3) any additional Capital Contributions beyond those required by Section 4.1, the Company shall deliver a written notice to all of the Members (a “Contribution Notice”) requesting such additional Capital Contributions. Each Contribution Notice shall specify the following information:
     (i) the aggregate amount of Capital Contributions requested in the Contribution Notice;

     (ii) the amount of additional cash funds each Member is required to contribute to the Company (which Capital Contributions shall be made by the Members in proportion to their As-Converted Percentage Interests);
     (iii) the date on which such additional Capital Contributions are due, which date shall be approved in advance by the Management Committee; and
     (iv) wiring or other instructions for the bank account into which the required Capital Contribution is to be deposited.
     (b) Any Capital Contributions made pursuant to Section 4.2(a) shall be spent by the Company in accordance with the general directions of the Management Committee, as approved in connection with the approval of such Capital Contributions.
     (c) Except as provided in Section 4.1 and in the foregoing provisions of this Section 4.2, no Member shall be required to make any Capital Contribution.
     (d) Upon the exercise of a Franklin Replacement Option, for all purposes, including Capital Accounts and As-Converted Percentage Interests, a number of Units shall be considered transferred from Franklin to RPH and Vestar Packaging such that RPH’s and Vestar Packaging’s respective As-Converted Percentage Interests immediately after the exercise of the Franklin Replacement Option shall be equal to their respective As-Converted Percentage Interests immediately prior to such exercise.
     4.3 Capital Accounts.
          (a) Maintenance Rules. The Company shall maintain for each Member a separate Capital Account in accordance with this Section 4.3. The Capital Account shall be maintained in accordance with the following provisions:
     (i) Such Capital Account shall be increased by the cash amount or Book Value of any property contributed by such Member to the Company pursuant to this Agreement, such Member’s share of Profits allocable to Units and any items in the nature of income or gain which are specially allocated to such Member pursuant to Section 5.2 and Section 5.3 with respect to Units held by such Member, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.
     (ii) Such Capital Account shall be decreased by the cash amount or Book Value of any property distributed to such Member pursuant to this Agreement, such Member’s allocable share of Losses and any items in the nature of deductions or losses which are specially allocated to such Member pursuant to Section 5.2 and Section 5.3, and the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by such Member to the Company.
     (iii) In the event all or a portion of an interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; provided, however, that if the transfer causes a termination of the Company under Section 708(b)(1)(B) of the Code, then the Company shall be deemed to have contributed its assets to a new limited liability company in exchange for interests in the new limited liability company, followed by a distribution of the interests in the new limited liability company to the Company and liquidation of the Company. Such deemed liquidation and reconstitution shall not cause the Company to be dissolved or reconstituted for purposes other than federal income tax, unless otherwise provided in Article XIII.
          (iv) Notwithstanding anything in this Section 4.3 to the contrary, upon the exercise of a Franklin Replacement Option or a Company Option, the initial Capital Account of the exercising Member shall be equal to the exercise price of such option.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts generally are intended to comply with Section 1.704-1(b) of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations. If the Management Committee reasonably determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Regulations, the Management Committee may authorize such modifications, provided that it does not have any effect on the amounts distributable to any Person pursuant to Section 13.3 upon the dissolution of the Company.
     (b) Definition of Profits and Losses. “Profits” and “Losses” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
          (i) Income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this Section 4.3(b) shall be added to such taxable income or loss;
          (ii) Any expenditures of the Company described in Code Section 705(a)(2)(B), or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses pursuant to this Section 4.3(b) shall be subtracted from such taxable income or loss;
          (iii) In the event the Book Value of any Company asset is adjusted pursuant to Section 4.3(c)(ii) or Section 4.3(c)(iv), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

          (iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;
          (v) In lieu of the deduction for depreciation, cost recovery or amortization taken into account in computing such taxable income or loss, there shall be taken into account “Book Depreciation” as defined in this Section 4.3(b)(v). “Book Depreciation” for any asset means for any Fiscal Year or other period an amount that bears the same ratio to the Book Value of that asset at the beginning of such Fiscal Year or other period as the federal income tax depreciation, amortization or other cost recovery deduction allowable for that asset for such year or other period bears to the adjusted tax basis of that asset at the beginning of such year or other period. If the federal income tax depreciation, amortization, or other cost recovery deduction allowable for any asset for such year or other period is zero, then Book Depreciation for that asset shall be determined with reference to such beginning Book Value using any reasonable method selected by the Management Committee; and
          (vi) Notwithstanding any other provision of this Section 4.3(b), any items that are specially allocated pursuant to Section 5.2 or Section 5.3 shall not be taken into account in computing Profits and Losses.
     (c) Definition of Book Value. “Book Value” means for any asset the asset’s adjusted basis for federal income tax purposes, except as follows:
          (i) The initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of contribution, as determined by the Management Committee.
          (ii) The Book Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Management Committee, as of the following times: (A) the acquisition of an additional interest in the Company (including Series B Convertible Preferred Units) by any new or existing Member in exchange for more than a de minimis capital contribution if the Management Committee reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if the Management Committee reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (C) the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g);

          (iii) The Book Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by the Management Committee.
          (iv) The Book Values of Company assets shall be increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Section 5.2(d); provided, however, that Book Values shall not be adjusted pursuant to this Section 4.3(c)(iv) to the extent the Management Committee determines that an adjustment pursuant to Section 4.3(c)(ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 4.3(c)(iv).
          (v) If the Book Value of an asset has been determined or adjusted pursuant to Section 4.3(c)(i), Section 4.3(c)(ii), or Section 4.3(c)(iv), such Book Value shall thereafter be adjusted by the Book Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
               4.4 Interest. Except as otherwise provided in this Agreement, no interest shall be paid by the Company on Capital Contributions or on balances in Capital Accounts.
               4.5 No Withdrawal. No Member shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Company, except as provided in Articles VI, XII and XIII.
               4.6 Limitation on Capital Contributions and Loans. Except as specifically provided in this Agreement, no Member may contribute capital, loan, or advance money to the Company.
ARTICLE V
ALLOCATIONS
               5.1 Allocation of Profits and Losses.
          (a) Subject to Sections 5.1(b), 5.2 and 5.3, Profits and Losses of the Company for each Fiscal Year shall be allocated among the Capital Accounts of the Members in a manner that as closely as possible gives economic effect to the provisions of Article VI, Section 13.3 and other relevant provisions, hereof. If a Unit is the subject of a transfer or the number of Units of a Member is changed pursuant to the terms of this Agreement during any Fiscal Year, the amount of Profit and Loss to be allocated to the Members for such entire Fiscal Year shall be allocated to the portion of such Fiscal Year which precedes the date of such transfer or change (and if there shall have been a prior transfer or change in such Fiscal Year, which commences on the date of such prior transfer or change) and to the portion of such Fiscal Year which occurs on and after the date of such transfer or change (and if there shall be a subsequent transfer or change in such Fiscal Year, which precedes the date of such subsequent transfer or change), in proportion to the number of days in each such portion (or, in the case of a transfer, in accordance with an interim closing of the books at the election and the expense of the transferee and the transferor), and the amounts of the items so allocated to each such portion shall be credited or charged to the Members pro rata during each such portion of the Fiscal Year in question. Such allocation shall be made without regard to the date, amount or receipt of any distributions that may have been made with respect to the transferred Units.
          (b) Notwithstanding anything to the contrary in Section 5.1(a):
          (i) The Losses allocated pursuant to Section 5.1(a) to any Member for any Fiscal Year shall not exceed the maximum amount of Losses that may be allocated to such Member without causing such Member to have an Adjusted Capital Account Deficit at the end of such Fiscal Year.
          (ii) If some but not all of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Section 5.1(a), the limitations set forth in this Section 5.1(b) shall be applied by allocating Losses pursuant to this Section 5.1(b) only to those Members who would not have an Adjusted Capital Account Deficit as a consequence of receiving such an allocation of Losses (with the allocation of such Losses among such Members to be determined by the Management Committee, based on the allocation that is most likely to effectuate the distribution priorities set forth in Section 6.1).
          (iii) If no Member may receive an additional allocation of Losses pursuant to Section 5.1(b)(ii) above, such additional Losses not allocated pursuant to Section 5.1(b)(ii) shall be allocated solely to the Members in proportion to their interests in the Company (as determined in accordance with the provisions of this Section 5.1).
              5.2 Special Allocations.
          (a) Minimum Gain Chargeback—Company Nonrecourse Liabilities. If there is a net decrease in Company Minimum Gain during any Fiscal Year, certain items of income and gain shall be allocated (on a gross basis) to the Members in the amounts and manner described in Regulations Section 1.704-2(f) and (j)(2)(i) and (ii), subject to the exemptions set forth in Regulations Section 1.704-2(f)(2), (3), (4), and (5). This Section 5.2(a) is intended to comply with the minimum gain chargeback requirement (set forth in Regulations Section 1.704-2(f)) relating to Company nonrecourse liabilities (as defined in Regulations Section 1.704-2(b)(3)) and shall be so interpreted.
          (b) Minimum Gain Chargeback—Member Nonrecourse Debt. If there is a net decrease in Member Minimum Gain during any Fiscal Year, certain items of income and gain shall be allocated (on a gross basis) as quickly as possible to those Members who had a share of the Member Minimum Gain (determined pursuant to Regulations Section 1.704-2(i)(5)) in the amounts and manner described in Regulations Section 1.704-2(i)(4), (j)(2)(ii), and (j)(2)(iii). This Section 5.2(b) is intended to comply with the minimum gain chargeback requirement (set forth in Regulations Section 1.704-2(i)(4)) relating to partner nonrecourse debt (as defined in Regulations Section 1.704-2(b)(4)) and shall be so interpreted.
          (c) Qualified Income Offset. If, after applying Section 5.2(a) and Section 5.2(b), any Member has an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated (on a gross basis) to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible.
          (d) Optional Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.
          (e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Members in proportion to their interests in the Company (determined in accordance with the provisions of Section 5.1).
          (f) Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be allocated pursuant to Regulations Section 1.704-2(b)(4) and (i)(1) to the Member who bears the economic risk of loss with respect to the deductions.
          (g) Special Allocation: Economic Sharing Arrangement. Notwithstanding anything to the contrary in this Article V, the Members acknowledge and agree that the manner in which distributions are to be made pursuant to Section 6.1 correctly reflects the Members’ economic sharing arrangement in the Company. To the extent that allocations of Profits, Losses, and other items of income, gain, loss, and deduction set forth in this Article V (other than this Section 5.2(g)) could produce an economic sharing arrangement among the Members different than that described in Section 6.1, then the Company shall specially allocate items of gross income, gain, loss, and deduction among the Members in any manner that may be required to cause the allocations of Profits, Losses, and other items of income, gain, loss, and deduction described in Article V to be consistent with the economic sharing arrangement described in Section 6.1.
              5.3 Curative Allocations. The allocations set forth in Section 5.1(b) and Section 5.2(a) through Section 5.2(f) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.3. Therefore, notwithstanding any other provisions of this Article V (other than the Regulatory Allocations), the Management Committee shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 5.1(a) and Section 5.2(g). In exercising its discretion under this Section 5.3, the Management Committee shall take into account future Regulatory Allocations under Sections 5.2(a) and 5.2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 5.2(e) and 5.2(f).
5.4 Tax Allocations: Code Section 704(c).
          (a) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value (computed in accordance with Section 4.3(c)(i)).
          (b) If the Book Value of any Company asset is adjusted pursuant to Section 4.3(c)(ii), subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the Regulations thereunder.
          (c) Any elections or other decisions relating to such allocation shall be made by the Management Committee.
          (d) Allocations pursuant to this Section 5.4 are solely for purposes of federal, state, and local taxes and shall not affect or in any way be taken into account in computing any Capital Account, Adjusted Capital Account, or share of Profits, Losses, and other items or distributions pursuant to any provision of this Agreement.
5.5 Allocations Upon Option Exercise.
          (a) Upon the exercise of a Reid Option, any deduction arising solely as a result of such exercise shall be specially allocated to RPH.
          (b) Notwithstanding anything in this Article V to the contrary, upon the exercise of a Franklin Replacement Option, or any other option to purchase Units granted by the Company from time to time (a “Company Option”), or both, allocations shall be made in the following order and priority:
            (i) first, if there has been an exercise of a Company Option, all Company income shall be allocated in the year of such exercise and thereafter to the exercising Member until an amount of Company income has been allocated to such exercising Member such that, after such allocation, the proportion that the exercising Member’s Adjusted Capital Account balance bears to the total Adjusted Capital Account balances of all Members is equal to the exercising Member’s interest in the Company immediately after such exercise (determined in accordance with the provisions of Section 5.1),

          (ii) second, if there has been an exercise of a Franklin Replacement Option, all allocations that would have been made to Franklin under this Article V shall be made to Members who have exercised a Franklin Replacement Option (the “Franklin Option Members”) in the year of exercise and thereafter until an amount of Company income has been allocated to the Franklin Option Members such that, after such allocation, the proportion that each Franklin Option Member’s Adjusted Capital Account balance bears to the total Adjusted Capital Account balances of all Members is equal to the exercising Member’s interest in the Company immediately after such exercise (determined in accordance with the provisions of Section 5.1), and
          (iii) third, according to the provisions of this Article V.
              5.6 Other Allocation Rules.
          (a) For purposes of determining the Profits, Losses, or any other item allocable to any period, Profits, Losses, and any such other item shall be determined on a daily, monthly, or other basis, as determined by the Management Committee using any permissible method under Code Section 706 and the Regulations thereunder.
          (b) For federal income tax purposes, every item of income, gain, loss and deduction shall be allocated among the Members in accordance with the allocations under Sections 5.1, 5.2, 5.3, 5.4 and 5.5.
          (c) The Members are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Profit and Loss for income tax purposes.
          (d) The Members agree that the Members’ interest in the Company (as determined in accordance with the provisions of Section 5.1) represent the Members’ respective interests in Company profits for purposes of allocating excess nonrecourse liabilities (as defined in Regulations Section 1.752-3(a)(3)) pursuant to Regulations Section 1.752-3(a)(3).
ARTICLE VI
DISTRIBUTIONS
              6.1 Distributions of Available Cash. The Management Committee shall review the Company’s accounts at the end of each calendar quarter to determine whether distributions are appropriate. Subject to § 18-607 of the Delaware Act, the Management Committee shall authorize such distributions of Available Cash as it may determine in its sole discretion. All such distributions of cash shall be made to the Members in the following manner:
          (a) First, to each Member with Series B Convertible Preferred Units and/or Series C Preferred Units ratably in proportion to, and up to, the sum of their respective Capital Contributions in respect of Series B Convertible Preferred Units and Series C Preferred Units (after taking into account prior distributions made pursuant to this clause (a));

          (b) Second, to each Member in proportion to, and up to, their respective Capital Contributions in respect of Units (as such Capital Contributions shall have been revalued pursuant to this Agreement and after taking into account prior distributions made pursuant to this clause (b));
          (c) Third, to each Member with Series B Convertible Preferred Units and/or Series C Preferred Units ratably in proportion to, and up to, the amount by which the Liquidation Preference (without taking into account any distributions made pursuant to clause (a) above) exceeds the Initial Liquidation Preference for all of the Series B Convertible Preferred Units and/or Series C Preferred Units owned by each such Member;
          (d) Fourth, to each Member with Series B Convertible Preferred Units and/or Series C Preferred Units in proportion to, and up to, the amount equal to the quotient of: (i) the product of the Tax Rate Differential and the amount distributed to such Member pursuant to clause (c) above, and (ii) the difference between one (1) and the maximum marginal federal income and New York State and New York City individual tax rate (including, to the extent applicable, alternative minimum tax, if any) expressed as a decimal (after taking into account prior distributions made pursuant to this clause (d));
          (e) Fifth, to each Member with Series A Preferred Units in proportion to, and up to, the sum of (i) the amount by which the Liquidation Preference exceeds the Initial Liquidation Preference for all of the Series A Preferred Units owned by each such Member and (ii) the aggregate Unpaid Distribution Amount for all of the Series A Preferred Units owned by each such Member; and
          (f) Sixth, to each Member in proportion to the Percentage Interests.
          Notwithstanding anything to the contrary above, if Available Cash is derived from a transaction that occurs in connection with the dissolution, termination and liquidation of the Company, any Available Cash that is derived from or attributable to such a transaction shall be distributed to the Members in accordance with Section 13.3. For purposes of this Agreement, the Capital Contributions in respect of Series C Preferred Units shall be deemed to be their Initial Liquidation Preference.
              6.2 Amounts Withheld. Notwithstanding any other provision of this Agreement to the contrary, each Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company with respect to such Member as a result of such Member’s participation in the Company. If and to the extent that the Company shall be required to withhold or pay any such taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding or tax is paid, which payment shall be deemed to be a distribution with respect to such Member’s Units or Preferred Units to the extent that the Member (or any successor to such Member’s Units or Preferred Units) is entitled to receive a distribution. Any withholdings authorized by this Section 6.2 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Company shall have received an opinion of counsel or other evidence satisfactory to the Management Committee to the effect that a lower rate is applicable, or that no withholding is applicable.
               6.3 Excess Distributions. To the extent that the aggregate of actual and deemed distributions to a Member under this Article VI for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered an amount upon which the Company shall pay a preferred return to all other Members, in proportion to the As-Converted Percentage Interests of such other Members, until such excess has been repaid to the Company by the Member receiving such excess distribution, which repayment shall be made out of distributions to which such Member would otherwise be subsequently entitled if the Member does not otherwise repay such excess. The preferred return payable under this Section 6.3 shall be seven and one-half percent (7.5%) per annum, accruing from and after the date on which such excess is distributed. Notwithstanding any other provision in this Agreement to the contrary, if an excess distribution or advance distribution made to a Member or a shortfall tax distribution as calculated under Section 6.4(c) remains outstanding when such Member or any other Member disposes of its interest in the Company, by transfer, liquidation, conversion into stock of RPH or otherwise, a payment by such Member or an adjustment to such other Member’s Units shall be made to settle the outstanding amount; provided, that, any adjustment to the Member’s Units in the Company will be made in Series A Preferred Units to ensure that the Reid Members, collectively, own at least 51% of the common equity in the Company.
               6.4 Tax Distributions.
          (a) Notwithstanding anything to the contrary in Section 6.1, the Management Committee shall cause the Company from time to time to distribute to (x) RPH and Franklin (and to an option holder or transferee who becomes a Member as a result of option exercise or Unit transfer) an amount equal to the excess of (i) the amount by which the cumulative Company Estimated Net Taxable Income (defined below) for the applicable Fiscal Year (or portion thereof) to which such distribution relates which is allocable to such Member exceeds the cumulative Company Estimated Net Taxable Income allocated to such Member from prior Fiscal Years (provided such amount shall not be below zero), multiplied by the actual effective federal and state and local tax rates (including, to the extent applicable, alternative minimum tax, if any) applicable to the relevant corporation or individual, as the case may be, in effect during the Fiscal Year to which such distribution relates, over (ii) the sum of distributions already made to such Member during the relevant Fiscal Year, and (y) the Vestar Entities an amount equal to the excess of (i) the amount by which the cumulative Company Estimated Net Taxable Income for the applicable Fiscal Year (or portion thereof) to which such distribution relates which is allocable in the aggregate to the Vestar Entities exceeds the cumulative Company Estimated Net Taxable Income allocated to such Members from prior Fiscal Years, multiplied by the maximum marginal federal income and New York State and New York City individual tax rate (including, to the extent applicable, alternative minimum tax, if any) in effect during the Fiscal Year to which such distribution relates, over (ii) the sum of distributions already made in the aggregate to the Vestar Entities during the relevant Fiscal Year (distributions under (i) or (ii) being referred to herein as “Tax Distributions”). For these purposes, “Company Estimated Net Taxable Income” means (Y) the estimate of the aggregate amount of items of taxable income and gain of

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the Company for the applicable Fiscal Year (or portion thereof) to which such distribution relates, minus (Z) the estimate of the aggregate amount of items of taxable deduction and loss for such Fiscal Year (or portion thereof) to which such distribution relates. The Management Committee shall determine the Company Estimated Net Taxable Income and each Member’s allocable share of Company Estimated Net Taxable Income. For purposes of calculating RPH’s or Franklin’s actual effective tax rates, all other non-Company items of income, deduction, gain, loss and credits available to such Member shall be taken into account. The Members acknowledge and agree that the sole purpose of this Section 6.4(a) is to enable the Company to distribute sufficient cash to each Member to permit each Member to timely satisfy its estimated income tax obligations, if any, arising from the Member’s allocable share of the Company’s taxable income. The Manager shall make such distributions on or about April 15, June 15, September 15 and December 15 of each year and/or on any other date that similarly coincides with the due date of any estimated income tax obligation of any Member. The provisions of this Section 6.4(a) shall apply to taxable income allocated to the Members as a result of a final adjustment by a taxing authority to the Company’s taxable income; provided, that, no Tax Distribution shall be made to Franklin as a result of the disallowance of the current deduction claimed by the Company for the bond tender premium paid in connection with the redemption of the PCI Notes; provided, further, that any Tax Distribution made to RPH or a Vestar Entity as a result of such disallowance shall not be deemed an advance distribution as provided in Section 6.4(b) and thus not subject to the provisions of Section 6.4(d); provided, further, that amounts that would otherwise be payable as subsequent Tax Distributions to Franklin shall be deemed paid in an amount equal to the Tax Distributions made to RPH and the Vestar Entities as a result of such disallowance, but in the event of a final adjustment by a taxing authority disallowing the deduction of the bond tender premium claimed by Franklin, any amounts that Franklin would have received as Tax Distributions but for the deemed payment described above shall be paid to it and Franklin shall receive a Tax Distribution both in accordance with Section 6.4(a) as a result of the disallowance of the current deduction claimed by the Company for the bond tender premium. Notwithstanding anything to the contrary in this Section 6.4, an option holder who becomes a Member as a result of exercise is not entitled to a Tax Distribution relating to compensatory income allocated pursuant to Section 5.5 of this Agreement from the Company to such option holder as a result of such option exercise. Notwithstanding anything to the contrary in this Section 6.4, no Tax Distributions shall be made in excess of the amounts permitted under the Senior Secured Indenture and the Subordinated Indenture.
          (b) For purposes of this Agreement, amounts distributed to the Members pursuant to Section 6.4(a) shall be deemed to be advance distributions of amounts to be distributed pursuant to Section 6.1.
          (c) If either the Reid Members (taken as a group) or the Suiza Members (taken as a group) receive an actual Tax Distribution for the year in an amount less than such group’s Adjusted Tax Distribution Amount, then such shortfall tax distribution will be subject to the provisions of Section 6.4(d). A group’s “Adjusted Tax Distribution Amount”, for purposes of this clause is equal to (y) the larger of the Tax Distribution Amount for the Reid Members (taken as a group) and the Suiza Members (taken as a group) multiplied by (z) the sum of the As-Converted Percentage Interest for all Members of such group. Tax Distribution Amount for each group is determined by dividing the actual aggregate Tax Distributions made to such group by the sum of the As-Converted Percentage Interests of the Members of such group.
          (d) In the case of a shortfall tax distribution as computed under Section 6.4(c), the amount of such shortfall shall be considered an amount upon which the Company shall pay a preferred return to the Member of such group holding Preferred Units (the “Tax Shortfall Member”) until such shortfall has been repaid to the Company by the Members of the other group (the “Tax Target Group”), which repayment shall be made out of distributions to which the Tax Target Members would otherwise be subsequently entitled unless the Members agree to settle the outstanding amounts through payments. The preferred return payable under this Section 6.4(d) shall be seven and one-half percent (7.5%) per annum, accruing from and after the date on which such shortfall tax distribution is created.
ARTICLE VII
MANAGEMENT OF THE COMPANY
               7.1 Management Committee.
          (a) The Company shall be managed by a Management Committee consisting of individuals (the “Managers”), a majority of whom shall be appointed by Vestar Refinancing. Of the Managers serving on the Management Committee, (i) at least four Managers shall be appointed by Vestar Refinancing, (ii) two Managers shall be appointed by Franklin, and (iii) one Manager shall be the Chief Executive Officer of the Company. Vestar Refinancing and Franklin shall have the right to remove and replace those Managers appointed by them at any time effective immediately upon written notice. Vestar Refinancing may designate one of the Vestar Refinancing Managers as the Chairman of the Management Committee, and such Manager will preside (when present) at all meetings of the Management Committee. The Management Committee may be expanded in size from time to time to add “independent” Managers or, at the request of Vestar Refinancing, B. Joseph Rokus. For each independent Manager added, or if B. Joseph Rokus is added to the Management Committee, Vestar Refinancing shall be entitled to appoint such additional Managers as may be necessary to ensure that Vestar Refinancing is able to designate a majority in number of the Managers. As of the date of this Agreement, the Management Committee shall be comprised of nine Managers: (i) the Vestar Refinancing Managers are Ronald V. Davis, Leonard Lieberman, James P. Kelley and John R. Woodard, (ii) the Franklin Managers are Richard Robinson and Ronald H. Klein, (iii) Stephen E Macadam, the Chief Executive Officer, is serving on the Management Committee, (iv) B. Joseph Rokus is serving on the Management Committee at the request of Vestar Refinancing, and (v) William G. Bell is serving on the Management Committee as an “independent” member.
          (b) Subject to the rights expressly granted to the Members or to particular Members hereunder, the Management Committee shall have general powers of supervision, direction and control over the business of the Company. The Management Committee shall have the general powers and duties typically vested in the board of directors of a corporation and all other powers and duties over the Company and its business, except as expressly provided elsewhere in this Agreement.
          (c) The presence of Managers entitled to cast at least a majority of votes shall be necessary to constitute a quorum at any meeting of the Management Committee. Except as expressly provided with respect to Major Decisions in Section 7.3, any matter submitted to a vote or consent of the Management Committee at which a quorum is present may be approved by a majority of the votes represented at such meeting. No Member or Manager, acting solely in its capacity as a Member or Manager, shall have the power and authority to act for and bind the Company with respect to any matter unless such matter has been approved by the Management Committee as set forth herein.
          (d) Any Manager may participate in a meeting through use of a conference telephone, video conference or similar communication equipment, so long as all Managers participating in the meeting can hear one another, and any Manager participating in such manner will be considered “present” at such meeting. Accurate minutes of each meeting of the Management Committee shall be maintained by a Manager or officer designated by the Management Committee for that purpose.
          (e) Meetings of the Management Committee for any purpose may be called at any time by any Manager. Unless waived as set forth below, at least two Business Days notice of the time, place and general subject matter of each meeting of the Management Committee shall be delivered personally to each of the Managers or personally communicated to them by another Manager or an officer of the Company, and confirmed in writing by facsimile, or communicated by FedEx or other comparable overnight courier service (receipt requested). Notice shall be transmitted to the last known facsimile number or address of the Manager as shown on the records of the Company. Such notice as above provided shall be considered due, legal and personal notice to such Manager. With respect to any meeting not duly called or noticed in accordance with the foregoing provisions, any transactions carried out at such meeting will be as valid as if they had occurred at a meeting duly called and noticed if: (i) all Managers are present at the meeting; or (ii) those Managers not present at the meeting sign a waiver of notice of such meeting, whether before or after the meeting.
          (f) Any action required or permitted to be taken by the Management Committee may be taken without a meeting and will have the same force and effect as if taken by a vote of the Managers at a meeting properly called and noticed, if authorized by a writing signed individually or collectively by all, but not less than all, of the Managers.
              7.2 Major Decisions. The term “Major Decision” means any decision by the Management Committee with respect to any of the following matters (other than in connection with the exercise by the Reid Members of their rights under Section 11.5 or 11.6):
          (a) issuing any Units or Preferred Units or any security, including any indebtedness, convertible into Units or Preferred Units, or any other form of equity in the

Company, other than (i) granting options to management employees of the Company to purchase up to 9.0% of the total Units on a fully diluted basis, taking into account, for the purpose of the denominator only, the Units initially issued and the options rolled over from Franklin, (ii) issuing Units pursuant to the exercise of such options, (iii) issuing Units pursuant to the options held by certain employees of Franklin that have been converted into options to acquire Units pursuant to the Merger Agreement, (iv) issuing Series A Preferred Units pursuant to Section 12.1, (v) issuing Units and/or Series C Preferred Units upon the conversion of outstanding Series A Preferred Units or Series B Convertible Preferred Units pursuant to Section 12.2(f) and Section 12.4(e) or 12.4(f), respectively, and (vi) issuing Units or Preferred Units or any security, including any indebtedness, convertible into Units or Preferred Units, or any other form of equity in the Company, in one or more private offerings (excluding any issuances referred to in (i), (ii), (iii), (iv) or (v) above) where the aggregate purchase price for all such issuances does not exceed $50 million;
          (b) accepting or requiring any Member to make any additional Capital Contribution to the Company;
          (c) incurring indebtedness or entering into guarantees for borrowed money (excluding trade payables incurred in the ordinary course of business or refinancing of indebtedness incurred in connection with the transactions contemplated by the Merger Agreement or borrowing after the Closing Date under the Tranche C term loan facility or the revolving credit facility included in the senior bank financing of the Company on the Closing Date and refinancings thereof) in excess of $80 million;
          (d) selling, leasing, pledging or granting a security interest or encumbrance in all or substantially all of the Company’s assets, except in connection with the incurrence of indebtedness for borrowed money that does not involve a Major Decision under the preceding paragraph;
          (e) acquiring (whether through an asset purchase, merger, equity purchase or otherwise) any Plastics Operations or other assets (excluding acquisitions of raw materials and supplies in the ordinary course of business) having a value, individually or in the aggregate for any series of related transactions, in excess of $80 million;
          (f) selling or otherwise disposing of any Plastics Operations or other assets (excluding sales or other dispositions of inventory in the ordinary course of business) having a value, individually or in the aggregate for any series of related transactions, in excess of $80 million;
          (g) except as otherwise permitted in Section 7.6(b) or Section 7.8, entering into or amending any transaction or agreement between the Company and a Member or an Affiliate of a Member, including any amendment to the VCP Management Agreement;
          (h) making any material election or other decision pursuant to Section 5.4(c), which relates to Code Section 704(c);
          (i) any change in the purpose or scope of the Company pursuant to Article III;

          (j) amending or granting a waiver with respect to this Agreement;
          (k) authorizing any consolidation, dissolution, or liquidation of the Company or any merger in which the Company does not survive, other than pursuant to an Initial Public Offering;
          (l) converting the Company into a corporation, other than pursuant to an Initial Public Offering;
          (m) executing or delivering any assignment for the benefit of creditors of the Company;
          (n) filing any voluntary petition in bankruptcy or receivership with respect to the Company;
          (o) authorizing the payment in cash of distributions on the Series A Preferred Units under Section 12.2(b);
          (p) authorizing the optional redemption of Series A Preferred Units under Section 12.2(c); or
          (q) entering into any agreement with any Person that would afford such Person priority over any of Suiza Foods, Franklin, any Reid Member or any other person contemplated to be a party to the Registration Rights Agreement with regard to the exercise of incidental registration rights pursuant to Section 2.2(a) and 2.2(b) of the Registration Rights Agreement, except as provided in the form of registration rights agreement referenced in Section 12.5(e).
              7.3 Approval of Major Decisions. Notwithstanding any contrary provisions of Section 7.1:
          (a) Any Major Decision must be approved by the affirmative vote of not less than a majority of the Managers present and entitled to vote at a meeting of the Management Committee at which a quorum is present. Such affirmative vote shall include (i) the vote of the Franklin Manager specifically designated by Suiza Foods from time to time for approval of Major Decisions, who shall initially be Richard Robinson, and (ii) the vote of the Vestar Refinancing Manager specifically designated by Vestar Refinancing from time to time for approval of Major Decisions, who shall initially be James P. Kelley.
          (b) Section 7.2 and the requirement for the affirmative vote of the Franklin Manager described in Section 7.3(a)(i) shall not apply from and after the date of the first to occur of the following events: (i) a Change in Control of Suiza Foods, (ii) an Initial Public Offering or (iii) Suiza Members, collectively, hold less than 10% of the As-Converted Percentage Interests.
          (c) Section 7.2 and the requirement for the affirmative vote of the Vestar Refinancing Manager described in Section 7.3(a)(ii) shall not apply from and after the date of the first to occur of the following events: (i) a Change in Control of Vestar

Refinancing, (ii) an Initial Public Offering or (iii) Reid Members, collectively, hold less than 10% of the As-Converted Percentage Interests.
              7.4 Officers. The officers of the Company shall include a President, a Secretary and such other officers as the Management Committee in its discretion may appoint, and such officers will have any powers delegated to them by the Management Committee (subject to any limitations on the authority of the Management Committee set forth in this Agreement).
              7.5 Certificate of Formation. The President or another officer of the Company shall cause to be filed at the Company’s expense such certificates or documents (including, without limitation, copies, renewals, amendments or restatements of the Certificate) as may be determined by such officer to be reasonable and necessary or appropriate for the formation or qualification and operation of a limited liability company in the State of Delaware and in any other state in which the Company may elect to do business.
              7.6 Compensation and Reimbursement of Member Expenses.
          (a) Except as provided in Section 7.6(b), no Member, other than the Individual Members, shall be compensated for any services rendered to the Company by such Member or its designees on the Management Committee. Notwithstanding anything to the contrary in this Agreement, each Member shall be reimbursed for out-of-pocket expenses that such Member makes for or on behalf of the Company, to the extent such expenses are authorized by the Management Committee.
          (b) Vestar Entities or their Affiliates will perform certain advisory services for the Company pursuant to the VCP Management Agreement.
              7.7 Outside Activities; Noncompetition.
          (a) Subject to Section 7.7(b), (c) and (d), a Member, any Affiliate of a Member, and any director, officer, partner, or employee of a Member or any Affiliate thereof, may have business interests and engage in business activities in addition to those relating to the Company and may engage in any businesses and activities for its own account and for the accounts of others without having or incurring any obligation to offer any interest in or funds from such properties, businesses or activities to the Company or any Member, and no other provision of this Agreement shall be deemed to prohibit the Members or any such other Person from conducting such other businesses and activities. Neither the Company nor any Member shall have any rights by virtue of this Agreement or the limited liability company relationship created hereby in any business ventures of any other Member or any Affiliate of any such Member or any director, officer, partner, or employee of any other Member or any Affiliate thereof.
          (b) Neither Suiza Foods, nor the Suiza Member, nor any Controlled Affiliates of Suiza Foods or the Suiza Member (collectively, the “Suiza Affiliates”) may, directly or indirectly, operate or acquire any interest in a business or operation that (i) manufactures or sells (A) plastic packaging products that are substantially similar to the products then manufactured or sold by any of the Suiza Companies or the Reid Companies (prior to the Closing Date) and the Company and its subsidiaries (after the Closing Date) (collectively, the “Principal Companies”) or (B) plastic bottles for dairy, water, juice or other beverages and (ii) sells such products in a common geographic market as the substantially similar products then sold by the Principal Companies or in any Proposed Geographic Market (collectively, a “Competing Business”); provided that:
          (i) nothing in this Section 7.7(b) shall restrict (A) the continued ownership or operation in the ordinary course of business of Neva Plastics, Inc. in Puerto Rico, (B) the operations conducted by Controlled Affiliates of Suiza Foods that manufacture plastic packaging products solely for their own use, or (C) subject to the terms and conditions of the Supply Agreement, the acquisition of a Competing Business which generated 50% or less of the revenues of the total enterprise being acquired by the Suiza Affiliate for the twelve months preceding such acquisition; provided that, for purposes of this subsection (c), within six months of such acquisition the Suiza Affiliate offers to sell to the Company the Competing Business and agrees to work in good faith to establish a mutually acceptable purchase price for the Competing Business, or if a mutually acceptable purchase price is not agreed upon, the Suiza Affiliate transfers the Competing Business to an unaffiliated third party within twelve months of the acquisition; and
          (ii) this Section 7.7(b) shall be of no force or effect from and after the later of the fifth anniversary of the Closing Date and the date on which the Suiza Members and their Controlled Affiliates, in the aggregate, cease to own 10% or more of the Units both on a currently outstanding basis and on a fully diluted basis.
             (c) Neither RPH nor any of its Affiliates (excluding the Company and its subsidiaries) may, directly or indirectly, engage or participate in any Plastics Operations in the United States, Mexico and any other country in which any of the Principal Companies does business; provided that this Section 7.7(c) shall be of no force or effect from and after the later of the fifth anniversary of the Closing Date and the date on which the Vestar Entities and RPH and their Controlled Affiliates, in the aggregate, cease to own 10% or more of the Units both on a currently outstanding basis and on a fully diluted basis.
              (d) Entities Controlled by Vestar Equity Partners, L.P. or VCP or any merchant banking fund or other entity Controlled by Vestar Equity Partners, L.P. or VCP or by the Controlling Persons of Vestar Equity Partners, L.P. or VCP (collectively, the “VCP Affiliates”) shall not, directly or indirectly, (x) acquire a Controlling interest in any Competing Business, or (y) after the date hereof, make an equity investment valued at the time of investment at $75 million or more in, any Competing Business; provided that:
             (i) nothing in this Section 7.7(d) shall restrict (A) the continued ownership or operation in the ordinary course of business of Russell Stanley Holdings, Inc. and its subsidiaries and their respective transferees and successors (collectively, “Russell-Stanley”), or (B) any action taken or transaction effected by Russell-Stanley or by Russell-Stanley’s Affiliates in respect of Russell-Stanley if immediately following such action or transaction Russell-Stanley is not Controlled by the VCP Affiliates;
          (ii) nothing in this Section 7.7(d) shall restrict any acquisition of a Competing Business that (A) generated less than $25 million in revenues for the twelve months preceding such acquisition; provided that in no event shall any VCP Affiliate acquire any enterprise with respect to which a Competing Business generated more than 50% of the revenues of the total enterprise being acquired by the VCP Affiliate for the twelve months preceding such acquisition, or (B) generated 50% or less of the revenues of the total enterprise being acquired by the VCP Affiliate for the twelve months preceding such acquisition; provided that within six months of such acquisition the VCP Affiliate offers to sell to the Company the Competing Business and agrees to work in good faith to establish a mutually acceptable purchase price for the Competing Business, or if a mutually acceptable purchase price is not agreed upon, the VCP Affiliate transfers the Competing Business to an unaffiliated third party within twelve months of the acquisition, or (C) is in a product category for which the Principal Companies have less than $25 million in revenues; and
          (iii) this Section 7.7(d) shall be of no force or effect from and after the later of the fifth anniversary of the Closing Date and the date on which the Vestar Entities and RPH, in the aggregate, cease to own 10% or more of the Units both on a currently outstanding basis and on a fully diluted basis.
             (e) The Members acknowledge and agree that their respective obligations under this Section 7.7 are a material inducement and condition to this Agreement and the obligations of the parties hereunder and that the restrictions and remedies contained in this Section 7.7 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. It is the intent of all parties hereto that the foregoing restrictions against unlawful and unfair competitive activities be given the fullest effect consistent with applicable law.
             (f) If any of the provisions of this Section 7.7 are found by a court of competent jurisdiction to contain unreasonable or unnecessary limitations as to time, geographic area or scope of activity, then such court is hereby directed to reform such provisions to the minimum extent necessary to cause the limitations contained therein as to time, geographical area and scope of activity to be reasonable and enforceable.
             (g) The Members acknowledge and agree that (i) the Company would be irreparably harmed by any violation of their respective obligations under this Section 7.7 and that, in addition to all other rights or remedies available at law or in equity, the parties will be entitled to injunctive and other equitable relief to prevent or enjoin any such violation, without posting any bond whatsoever and (ii) this Section 7.7 will inure to the benefit of the Company and its successors (including its successors by merger) regardless of whether the parties bound hereby continue as Members of the Company or members or stockholders of any successor to the Company.

          (h) For purposes of this Section 7.7, a “Proposed Geographic Market” shall mean any geographic market in which the Company and its subsidiaries intend to sell products substantially similar to products sold by the Principal Companies, such intent being evidenced by (i) a resolution of the Management Committee to conduct business or begin operations in such geographic market or (ii) the approval by the Management Committee of a budget authorizing capital expenditures specifically for the conduct of business in such geographic market.
              7.8 Transactions with Affiliates. Except as otherwise permitted in Section 7.6(b) and except for any transaction or agreement approved as a Major Decision pursuant to Section 7.3, the Company may not enter into any transaction or agreement with any Member or any Affiliate of a Member if the terms of such transaction or agreement are materially less favorable to the Company than the terms that could be obtained by the Company through an arms length transaction or agreement with an unrelated party.
              7.9 Indemnification of Members. The Company shall indemnify and hold harmless the Members and their Affiliates (other than the Company and its subsidiaries), and their respective directors, officers, constituent partners, employees and advisors and other representatives, and the Managers designated by the Members (individually, an “Indemnitee”), as follows (provided that no such indemnification shall be available to a Member and its Affiliates in respect of any claim which is an indemnifiable claim against any of them pursuant to Section 12.2 or 12.3 of the Merger Agreement):
          (a) In any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, to which an Indemnitee was or is a party or is threatened to be made a party by reason of the fact that such Indemnitee is or was a Member or an Affiliate of a Member (other than the Company and its subsidiaries) or a director, officer, employee, or constituent partner of a Member or an Affiliate of a Member (other than the Company and its subsidiaries), or a Manager, the Company shall indemnify such Indemnitee against attorneys’ fees, judgments, fines, penalties, settlements, and reasonable expenses actually incurred by such Indemnitee in connection with the defense or settlement of such action, suit or proceeding, if such Indemnitee acted in good faith, and in the case of the exercise of authority by the Indemnitee under the Delaware Act or this Agreement, other than service for another enterprise, in a manner reasonably believed by such Indemnitee to be in the best interests of the Company and, in all other cases, that the Indemnitee’s conduct was at least not opposed to the Company’s best interests, and with respect to any criminal action or proceeding, the Indemnitee did not have reasonable cause to believe that his conduct was unlawful. In no event, however, shall indemnification ever be made in relation to a proceeding in which the Indemnitee has been found liable for fraud or a criminal act or for gross negligence or willful or intentional misconduct, in the Indemnitee’s performance of its duty to the Company or in relation to a proceeding which arises out of a material violation by the Indemnitee of the terms and provisions of this Agreement. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner reasonably believed by such

Indemnitee to be in the best interests of the Company or not opposed to the Company’s best interests.
          (b) Promptly after receipt by an Indemnitee of notice of the commencement of any proceeding against it, such Indemnitee will, if a claim is to be made against the Company, give notice to the Company of the commencement of such claim, but the failure to notify the Company will not relieve the Company of any liability that it may have to any Indemnitee, except to the extent that the Company demonstrates that the defense of such action is prejudiced by the Indemnitee’s failure to give such notice.
          (c) If any proceeding is brought against an Indemnitee and it gives notice to the Company of the commencement of such proceeding, the Company will, to the extent that it wishes (unless (i) the Company is also a party to such proceeding and the Indemnitee determines in good faith that joint representation would be inappropriate, or (ii) the Company fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), assume the defense of such proceeding with counsel satisfactory to the Indemnitee and, after notice from the Company to the Indemnitee of its election to assume the defense of such proceeding and an acknowledgment of its indemnification obligation with respect thereto, the Company will not, as long as it diligently conducts such defense, be liable to the Indemnitee under this section for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Indemnitee in connection with the defense of such proceeding, other than reasonable costs of investigation. If the Company assumes the defense of a proceeding in accordance with the preceding sentence, (i) no compromise or settlement of such claims may be effected by the Company without the Indemnitee’s consent (which consent shall not be unreasonably withheld) unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitee, and (B) the sole relief provided is monetary damages that are paid in full by the Company and (ii) the Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent (which consent shall not be unreasonably withheld). If notice is given to the Company of the commencement of any proceeding and the Company does not, within 20 days after the Indemnitee’s notice is given, give notice to the Indemnitee of its election to assume the defense of such proceeding, the Company will be bound by any determination made in such proceeding or any compromise or settlement reasonably effected by the Indemnitee.
          (d) Notwithstanding the foregoing, if an Indemnitee determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Company, assume the exclusive right to defend, compromise, or settle such proceeding, but the Company will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

          (e) Any indemnification permitted under this Section 7.9 shall be made only out of the assets of the Company and no Member shall be obligated to contribute to the capital of or loan funds to, the Company to enable the Company to provide such indemnification.
          (f) The indemnification provided by this Section 7.9 shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote of the Members, as a matter of law or otherwise, as to action in the Indemnitee’s capacity as a Member, as a director, officer, employee, or constituent partner of a Member, or as a Manager, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators, and personal representatives of the Indemnitee.
          (g) The Company may purchase and maintain insurance on behalf of any one or more Indemnitees if approved by the Management Committee.
          (h) In no event may an Indemnitee subject a Member to personal liability by reason of the indemnification provisions of this Agreement.
          (i) The provisions of this Section 7.9 are for the benefit of the Indemnitees and the heirs, successors, assigns, administrators, and personal representatives of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.
              7.10 Liability of the Members.
          (a) Neither the Members nor their respective owners, directors, officers, employees, or agents nor their designated Managers shall be liable to the Company or to the other Members for errors in judgment or for any acts or omissions that do not constitute gross negligence or willful or wanton misconduct.
          (b) Each Member may exercise any of the powers granted to them by this Agreement and perform any of the duties imposed upon them hereunder either directly or by or through agents.
              7.11 Preemptive Rights.
          (a) Grant of Preemptive Rights. After the date hereof, the Company will not issue or sell any new Units or Preferred Units without first complying with this Section 7.11; provided, however, that the Company may (i) grant options to management employees of the Company to purchase up to 9.0% of the total Units on a fully diluted basis, taking into account, for the purpose of the denominator only, the Units initially issued and the options rolled over from Franklin, (ii) issue Units pursuant to the exercise of such options, (iii) issue Units pursuant to the options held by certain employees of Franklin that have been converted into options to acquire Units pursuant to the Merger Agreement, (iv) issue Series A Preferred Units pursuant to Section 12.1 and (v) issue Units and/or Series C Preferred Units upon the conversion of outstanding Series A Preferred Units or Series B Convertible Preferred Units pursuant to Section 12.2(f) and

Section 12.4(e) or 12.4(f), respectively, without first complying with this Section 7.11. The Company hereby grants to each Suiza Member, each Reid Member and each other holder of Series B Convertible Preferred Units the preemptive right to purchase up to its Pro Rata Share of any new Units or, with respect to holders of Series B Convertible Preferred Units only, any new Preferred Units that the Company may, from time to time, propose to sell or issue, other than in an Initial Public Offering. For purposes of this Agreement, “Pro Rata Share” means, with respect to each Suiza Member, each Reid Member and each other holder of Series B Convertible Preferred Units, the As-Converted Percentage Interest of each Suiza Member, each Reid Member and each other holder of Series B Convertible Preferred Units.
          (b) Notice. If the Company proposes to issue or sell new Units or Preferred Units, the Company will provide each Suiza Member, each Reid Member and each other holder of Series B Convertible Preferred Units with written notice of its intention (the “New Units Notice”). The New Unit Notice will describe the type of new Units or Preferred Units to be offered and the price and other terms upon which the Company proposes to issue or sell the new Units or Preferred Units.
          (c) Exercise of Preemptive Rights. Each Suiza Member, each Reid Member and each other holder of Series B Convertible Preferred Units will have 30 days from the date of receipt of the New Units Notice and any information delivered by or on behalf of the Company to any proposed purchasers or as it may reasonably request to facilitate their investment decision, to agree to purchase up to its Pro Rata Share of the new Units or, with respect to holders of Series B Convertible Preferred Units, Preferred Units for the price and upon the other terms specified in the New Units Notice. Each Suiza Member, each Reid Member and each holder of Series B Convertible Preferred Units will provide written notice to the Company stating the quantity of such new Units or, with respect to holders of Series B Convertible Preferred Units, Preferred Units that it agrees to purchase. The sale of the new Units or Preferred Units will occur in accordance with the terms on which the new Units or Preferred Units will otherwise be sold.
          (d) Failure to Exercise Preemptive Rights. If any or all of the Suiza Members, the Reid Members or other holders of Series B Convertible Preferred Units fail to exercise fully such preemptive right within such 30-day period, the Company will have 60 days to sell the new Units or Preferred Units at no less than 95% of the price set forth in the New Units Notice and otherwise upon substantially the same terms specified in the New Units Notice. In the event that the Company has not sold such new Units or Preferred Units within such 60-day period, the Company will not thereafter issue or sell any new Units or Preferred Units without again complying with this Section 7.11.
          (e) Termination of Preemptive Rights. The preemptive rights existing pursuant to this Section 7.11 shall terminate if the Company (or its corporate successor) consummates an Initial Public Offering.
              7.12 Certain Anti-dilutive Rights.

          (a) If at any time after the date hereof the Company shall issue or sell any Units or any immediately exercisable warrants, options or rights to subscribe for or purchase Units, or other immediately exercisable securities exercisable or convertible into Units, and the consideration per Unit for, and/or the price per Unit at which, such warrants, options or rights are exercisable for or such securities are convertible into, such Units is less than the Fair Market Value of the Units immediately prior to such issuance or sale, then, forthwith upon such issuance or sale, the number of Suiza Member’s Units shall be adjusted so that for each Unit held by a Suiza Member, such Suiza Member shall be entitled to receive a number of Units equal to the product of (a) the number of Units held by such Suiza Member before such adjustment and (b) a fraction the numerator of which shall be the number of Units outstanding immediately prior to such issuance or sale, plus the number of additional Units offered for sale or issuable pursuant to such warrants, options or rights and the denominator of which shall be the number of Units outstanding immediately prior to such issuance or sale, plus the number of Units which the aggregate offering price of the Units so offered for sale and/or the exercise price for the Units issuable pursuant to such warrants, options or rights would purchase at such Fair Market Value (determined by multiplying such number of Units offered or issuable by the offering price per Unit of such Units or the exercise price of such warrants, options or rights and dividing the product so obtained by such Fair Market Value); provided, however, that the Company may (i) grant options to management employees of the Company to purchase up to 9.0% of the total Units on a fully diluted basis, taking into account, for the purpose of the denominator only, the Units initially issued and the options rolled over from Franklin, (ii) issue Units pursuant to the exercise of such options, (iii) issue Units pursuant to the options held by certain employees of Franklin that have been converted into options to acquire Units pursuant to the Merger Agreement, (iv) issue Units to a buyer if the Franklin Manager had the opportunity to veto the sale of the Units under Section 7.2(a) but elected not to do so, (v) issue Series A Preferred Units pursuant to Section 12.1, (vi) issue Units in connection with the conversion of the Series A Preferred Units pursuant to Section 12.2(f) and (vii) issue Units upon the conversion of outstanding Series B Convertible Preferred Units pursuant to Section 12.4(e) or Section 12.4(f), without first complying with this Section 7.12.
          (b) If at any time after the date hereof the Company shall issue or sell to any person any securities convertible into or exercisable for Units (“Convertible Securities”) (other than securities described in Section 7.12(a) above, including those described in the proviso thereof), whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per Unit for which Units are issuable upon such conversion or exchange is less than the Fair Market Value in effect immediately prior to the time of such issue or sale, then the number of the Suiza Member’s Units shall be adjusted as provided in Section 7.12(a) above on the basis that (i) the maximum number of Units necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and outstanding, (ii) the price per Unit of such Units shall be deemed to be the average price in any range of prices at which such additional Units are issuable to such holders upon conversion, and (iii) the Company shall be deemed to have received all of the consideration payable (including amounts payable upon conversion) therefor, if any, as of the date of the actual issuance of such Convertible Securities. No adjustment of the number of the Suiza Member’s Units shall be made under this Section 7.12(b) upon the issuance of any Convertible Securities which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights therefor, if any such adjustment shall previously have been made upon the issuance of such warrants, options or other rights pursuant to Section 7.12(a) above. No further adjustments of the number of the Suiza Member’s Units shall be made upon the actual issuance of such Units upon conversion or exchange of such Convertible Securities and, if any issue or sale of such Convertible Securities is made upon exercise of any warrant, option or other right to subscribe for or to purchase any such Convertible Securities for which adjustments of the number of Suiza Member’s Units have been or are to be made pursuant to other provisions of this Section 7.12, no further adjustments of the number of the Suiza Member’s Units shall be made by reason of such issue or sale. For the purposes of this Section 7.12(b), the date as of which the number of Units shall be computed shall be the earlier of (i) the date on which the Company shall enter into a firm contract for the issuance of such Convertible Securities and (ii) the date of actual issuance of such Convertible Securities. Such adjustments shall be made upon each issuance of Convertible Securities and shall become effective immediately after such issuance.
          (c) No adjustment in the number of the Suiza Member’s Units issuable hereunder shall be required unless such adjustment would require an increase or decrease of at least one quarter of one percent (0.25%) in the number of the Suiza Member’s Units; provided, however, that any adjustments which by reason of this Section 7.12(c) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest one-thousandth of a Unit.
          (d) The number of Units outstanding at any given time shall not include Units directly or indirectly owned or held by or for the account of the Company or any of its subsidiaries, and the disposition of any such Units shall be considered an issue or sale of Units for the purposes of this Section 7.12.
          (e) Units issued (i) pursuant to the option plans and allocation of options referred to in Section 2.3 of the Merger Agreement, (ii) to members of the Company’s management as part of a stock option plan or other stock-based incentive plan with the approval of a majority of the holders of Units, (iii) by the Company as consideration in a merger, acquisition or other business combination or (iv) or issuable upon the conversion of the Series A Preferred Units and/or Series B Convertible Preferred Units, shall be deemed to be issued at Fair Market Value for the purposes of this Section 7.12.
          (f) No adjustment in the number of the Suiza Member’s Units issuable hereunder shall be required if the Franklin Manager(s) voted in favor of the issuance or sale of Units by the Company, and the affirmative vote of such Franklin Manager(s) was required under this Agreement for approval of such issuance or sale.
          (g) The rights existing pursuant to this Section 7.12 shall terminate if the Company (or its corporate successor) consummates an Initial Public Offering.
              7.13 Exercise of Certain Options. The Company has granted the options to purchase Units listed on Exhibit 7.13(a) to certain employees of the Company formerly employed by

Franklin in replacement of such persons’ options to purchase Franklin stock (the “Franklin Replacement Options”). Upon each exercise of any of the Franklin Replacement Options, Franklin shall transfer to the Company for cancellation, without payment therefor by the Company, a number of Units equal to the number of Units issued upon such exercise of a Franklin Replacement Option. Options granted by RPH to its or its Affiliates’ employees shall remain options to purchase RPH common stock.
ARTICLE VIII
RIGHTS AND OBLIGATIONS OF MEMBERS
          8.1 Limitation of Liability. The Members shall have no liability under this Agreement except as provided in Article IV, Article VI and Article XI of this Agreement.
          8.2 Return of Capital. No Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Company may be considered as such by law and then only to the extent provided for in this Agreement.
ARTICLE IX
BOOKS, RECORDS, ACCOUNTING AND REPORTS
          9.1 Records and Accounting. The officers of the Company shall keep or cause to be kept appropriate books and records with respect to the Company’s business (including without limitation, any books, records, statements, or information required to be maintained by the Company under the Delaware Act), which shall at all times be kept at the principal office of the Company or such other office as the Management Committee may approve for such purposes. Any books and records maintained by the Company in the regular course of its business, including books of account and records of Company proceedings, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the books and records so kept are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained for financial reporting purposes on the accrual basis of accounting.
          9.2 Fiscal Year. The Fiscal Year of the Company shall be the calendar year for tax and accounting purposes.
          9.3 Reports.
          (a) The officers of the Company shall deliver to each Member, not later than 60 days following the end of each Fiscal Year, financial statements, including a balance sheet, an income statement, and an annual statement of source and application of funds of the Company for such Fiscal Year prepared in accordance with generally accepted accounting principles and audited by the Independent Accountants.
          (b) No later than 30 days after the last day of each fiscal quarter during the term of this Agreement, the officers of the Company shall cause the Company to prepare, or cause to be prepared and delivered to each Member, a balance sheet together with a profit and loss statement for such fiscal quarter together with a cumulative profit and loss statement for the year-end with comparative statements for the previous year if applicable.
          (c) No later than 30 days after the last day of each calendar month during the term of this Agreement, the officers of the Company shall cause the Company to prepare, or cause to be prepared and delivered to each Member, a balance sheet together with a profit and loss statement for such calendar month together with a cumulative profit and loss statement for the year-end with comparative statements for the previous year if applicable.
              9.4 Documents. Each Member shall have the right to inspect, review and make copies (with such copies at Company expense) of documents relating to the business of the Company.
              9.5 Certain Administrative Expenses of RPH. The Company shall reimburse RPH for all administrative costs and expenses of RPH, including but not limited to, costs associated with financial audits and tax filings.
ARTICLE X
TAX MATTERS
              10.1 Tax Matters Partner. RPH shall be the “Tax Matters Partner” for Federal income tax purposes pursuant to Section 6231 of the Code with respect to each applicable taxable year of the Company. RPH is authorized to do whatever is necessary to qualify as such.
              10.2 Annual Tax Returns.
          (a) RPH shall prepare or cause the Independent Accountants to prepare, at the Company’s expense, and shall timely file, or cause the timely filing of, all tax returns and shall, on behalf of the Company, timely file, or cause the timely filing of, all other writings required by any governmental authority having, jurisdiction to require such filing. RPH shall submit the proposed returns to each Member for its review and approval no later than 15 days prior to the due date of the returns, after giving effect to any extensions of time unless an extension would effectively make or make unavailable a material tax election.
          (b) If a Member disagrees with the treatment of any partnership item (within the meaning of Section 6231(a)(3) of the Code and Regulations) on a tax return of the Company, then such Member shall give written notice to RPH. If, after good faith consultation, an agreement regarding the treatment of such item cannot be reached within ten (10) days after the receipt of notice, the Company shall seek written advice from a mutually agreed upon independent tax counsel or mutually agreed upon Independent Accountants. Such advice shall recommend the treatment which is consistent with the terms of this Agreement, the respective interests of the Members, and for which there exists substantial authority in support thereof. Such recommended treatment shall be the one reported on the return.

          (c) Without the prior approval of the Management Committee, no Member shall file an amended return of the Company or a request for an administrative adjustment under Section 6227 of the Code, nor shall any Member (other than the Tax Matters Member, as provided herein) commence any administrative or judicial proceeding relating to a return of the Company. If, after good faith consultation, such approval is not provided, no Member shall file such return or request, or commence such proceeding unless a mutually agreed upon independent tax counsel renders an opinion that there is substantial authority for the proposed treatment of the tax items with respect to which such return, request, or proceeding relates. Nothing herein shall be construed to prevent a Member from undertaking any administrative or judicial proceeding with respect to its own return.
              10.3 Notice and Limitations on Authority.
          (a) Each Member shall notify the other Members upon receipt of any notice regarding a material audit or tax examination of the Company and upon any request for material information by United States federal, state, local, or other tax authorities.
          (b) RPH shall, within ten (10) days after the receipt thereof, forward to each Member a photocopy of any material correspondence relating to the Company received from the Internal Revenue Service. RPH shall, within ten (10) days thereof, advise each Member in writing of the substance of any material conversation affecting the Company held with any representative of the Internal Revenue Service.
          (c) RPH shall have all the authority granted by the Code and Regulations to the Tax Matters Partner, including the authority:
             (i) to enter into a settlement agreement with the Internal Revenue Service which purports to bind Members other than the Tax Matters Partner;
          (ii) to file a petition as contemplated in Section 6226(a) or 6228 of the Code;
          (iii) to intervene in any action as contemplated in Section 6226(b)(5) of the Code;
          (iv) to file any request contemplated in Section 6227(b) of the Code; and
          (v) to enter into an agreement extending the period of limitations as contemplated in Section 6229(b)(1)(B) of the Code.
              10.4 Tax Elections. RPH shall do all acts, make all elections and take whatever reasonable steps are required to maximize, in the aggregate, the federal, state, and local income tax advantages available to the Company and shall defend all tax audits and litigation with respect thereto at the expense of the Company. RPH shall maintain the books, records, and tax returns of the Company in a manner consistent with the acts, elections and steps taken by the Company. In making any election for each Fiscal Year for tax purposes, RPH shall make such election, to the extent reasonably possible, in a manner that maximizes the benefit and minimizes the detriment of each such election to each Member.
          10.5 Actions in Event of Audit. If an audit of the Company’s tax returns occurs, RPH shall, at the expense of the Company, notify the Members thereof, participate in the audit and contest, and settle or otherwise compromise assertions of the auditing agent which may be adverse to the Company in accordance with this Article X. RPH may, if it determines that the retention of accountants or other professionals would be in the best interests of the Company, retain such accountants or other professionals to assist in such audits. The Company shall indemnify and reimburse RPH for all reasonable expenses, including legal and accounting fees, claims, liabilities, losses and damages borne by RPH or its Affiliates which were incurred in connection with any administrative or judicial proceeding with respect to any audit of the Company’s tax returns, except to the extent caused by the gross negligence or willful misconduct of RPH.
          10.6 Organizational Expenses. The Company shall elect to deduct expenses incurred in organizing the Company ratably over a 60-month period as provided in Section 709 of the Code.
          10.7 Taxation as a Partnership. No election shall be made by the Company or any Member for the Company to be excluded from the application of any of the provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws.
ARTICLE XI
TRANSFERS OF UNITS; NEW MEMBERS
          11.1 Transfer Restrictions. After the Closing Date, a Member may not transfer any of its Units, Series A Preferred Units or Series B Convertible Preferred Units except as specifically permitted pursuant to this Article XI. After the fourth anniversary of the Closing Date, the Reid Members shall be permitted to sell all or less than all of their Units, Series A Preferred Units or Series B Convertible Preferred Units, subject to Section 11.5. For purposes of this Article XI, the term “transfer,” when used with respect to any Units and/or Preferred Units, includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, or any other disposition. The provisions of this Article XI, other than Section 11.4, Section 11.6, Section 11.8, Section 11.9, Section 11.10, Section 11.11 and Section 11.12, shall not apply to the Series C Preferred Units. The provisions of this Article XI, other than Section 11.4, Section 11.8, Section 11.9, Section 11.10 and Section 11.11, shall not apply to the Series B Convertible Preferred Unit Reoffer. Vestar Refinancing hereby commits to commence the Series B Convertible Preferred Unit Reoffer as soon as reasonably practicable after the date hereof.
          11.2 Transfer to Affiliates and Pledgees. A Member may (A) pledge all or any portion of its Units, Series A Preferred Units or Series B Convertible Preferred Units to a financial institution to secure bona fide indebtedness of such Member or its Affiliates and transfer such Units, Series A Preferred Units or Series B Convertible Preferred Units to the pledgee in connection with or following foreclosure of such pledge, provided that (i) neither such financial institution nor any of its Affiliates shall be engaged in Plastics Operations, (ii) if the financial institution forecloses on the Units, Series A Preferred Units or Series B Convertible Preferred Units, the financial institution agrees to become a party to, and be bound to the same extent as the pledgor by the terms of, this Agreement pursuant to the provisions of Section 11.10, and (iii) if the financial institution forecloses on the Units, Series A Preferred Units or Series B Convertible Preferred Units, (x) such Units shall automatically become non-voting Units, and (y) such financial institution shall have no right to appoint Managers and no rights under Sections 7.2, 7.3, 7.11, 7.12, 11.5, 11.6 or 11.7; and (B) transfer all or any portion of its Units, Series A Preferred Units or Series B Convertible Preferred Units to an Affiliate of such Member upon compliance with Section 11.4, provided that such Affiliate agrees to become a party to, and be bound to the same extent as its transferor by the terms of, this Agreement pursuant to the provisions of Section 11.10, and provided further that such a transfer to an Affiliate of such Member would not result in a federal income tax termination of the Company pursuant to Section 708(b)(1)(B) of the Code. If a proposed transfer to an Affiliate is prohibited under the proviso in the preceding sentence concerning Section 708(b)(1)(B) (a “Blocked Affiliate Transfer”), no other transfer to an Affiliate may be made without the prior written consent of the Member proposing the Blocked Affiliate Transfer until the Blocked Affiliate Transfer is no longer prohibited by such proviso, at which time the Blocked Affiliate Transfer may occur. If the Member proposing such transfer does not effect such transfer within 30 days after the time that such transfer becomes no longer prohibited, other transfers to Affiliates may be made (still subject to the provisos above).
          11.3 [Reserved]
          11.4 Registration. If any Units or Preferred Units are to be assigned, transferred or sold, either: (a) such Units or Preferred Units shall be registered under the Securities Act of 1933, as amended, and any applicable state securities laws; or (b) the transferor shall provide an opinion of counsel that the proposed assignment, transfer, or sale is exempt from such registration requirements, which opinion shall not be deemed provided unless and until it is accepted by the Management Committee, which acceptance shall not be unreasonably withheld. The Company and the Members have no obligation or intention whatsoever either to register Units or Preferred Units for resale under any federal or state securities laws or to take any action which would make available to any Person any exemption from the registration requirements of such laws, except as otherwise provided in this Agreement.
          11.5 Right of First Offer; Tag-Along Rights.
          (a) If, after the fourth anniversary of the Closing Date and prior to the Initial Public Offering, the Reid Members desire to sell (including, without limitation, to the Company pursuant to the exercise of put rights under Section 11.7, or otherwise) all or less than all the Units, Series A Preferred Units and/or Series B Convertible Preferred Units held by such Members and/or the stock and/or units of RPH owned by Reid Parent or its Affiliates (or any successive equity interests in successors of RPH) and/or the units of a Vestar Entity owned by VCP or its Affiliates (or any successive equity interests in successors of a Vestar Entity and/or all of the Company’s units and/or stock in Consolidated Container Company LLC (or its successor)), the Reid Members shall offer such Units, Series A Preferred Units and/or Series B Convertible Preferred Units and/or

stock and/or units to the Suiza Member by giving written notice (the “Notice”) to the Suiza Member to such effect, enclosing the offer to sell such Units, Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units to the Suiza Member, the consideration per Unit, Series A Preferred Unit and/or Series B Convertible Preferred Unit and/or stock and/or unit, and the other material terms of the offer. Upon receipt of the Notice, the Suiza Member shall have the right and option to purchase such Units, Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units offered by the Reid Members, pro rata according to their respective As-Converted Percentage Interest or in such other proportions as they may agree upon, for cash at the purchase price per Unit, Series A Preferred Unit and/or Series B Convertible Preferred Unit and/or stock and/or unit specified in the Notice, exercisable for 30 days after receipt of the Notice. Failure of the Suiza Member to respond to such Notice within such 30-day period shall be deemed to constitute a notification to the Reid Member of the Suiza Member’s decision not to purchase such Units, Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units under this Section 11.5(a).
          (b) The Suiza Member may exercise the right and option to purchase all (but not less than all) of such Units and/or Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units offered by the Reid Members by giving written notice of exercise to the Reid Members within such 30-day period, specifying the date (not later than three Business Days after the date of such notice) upon which payment of the purchase price for the Units and/or Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units shall be made and the identity of the Suiza Member who will purchase such Units and/or Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units. The Reid Members shall deliver to the Suiza Member at the Company’s principal office, at least one day prior to the payment date, wire transfer instructions, and on or before the payment date specified in such notice, appropriate documentation transferring such Units and/or Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units, against payment of the purchase price therefor by the Suiza Member in immediately available funds.
          (c) In the event that all of the Units and/or Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units offered by the Reid Members are not purchased by the Suiza Member, subject to the Suiza Member’s rights as set forth in the remainder of this Section 11.5, during the 90 day period commencing on the expiration of the rights and options provided for in this Section 11.5, the Reid Members may sell the unpurchased Units and/or Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units offered by the Reid Members to a third party for a consideration equal to or greater than 95% of the consideration specified in the Notice, free of the restrictions contained in this Section 11.5 (but subject to the other terms and conditions hereof).
          (d) If the Suiza Member elects not to exercise its rights to purchase Units and/or Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units of the Reid Members under subsections (a), (b) and (c) of this Section 11.5, the Suiza Member shall have the right (but not the obligation) to participate in the Reid

Members’ sale of Units and/or Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units by requiring the Reid Members’ proposed transferee to purchase a number of Units from the Suiza Member as set forth in Section 11.5(e).
          (e)(i) If the Suiza Member owns any Series A Preferred Units, the Suiza Member shall be permitted to require that the proposed transferee purchase from such Suiza Member exercising its tag-along rights pursuant to Section 11.5(d) above (the “Tagging Member”), either (A) in addition to the Units, Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units being sold by the Reid Members, a number of Units not in excess of the number of As-Converted Units held by the Suiza Member up to the product (rounded up to the nearest whole number) of (x) the quotient determined by dividing (1) that portion of the As-Converted Percentage Interest of the Reid Members represented by the aggregate number of Units (including Converted Units), Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units being sought by the Reid Members to be sold in the proposed transfer by (2) the As-Converted Percentage Interest of the Reid Members (the “Sale Percentage”) and (y) the As-Converted Percentage Interest of the Suiza Member or (B) in lieu of a number of Units (other than Converted Units, as defined below) proposed to be transferred by the Reid Members, a number of Units not in excess of the number of As-Converted Units held by the Suiza Member (and not in excess of the number of Units proposed to be sold to such transferee by the Reid Members); provided, however, to the extent that any Converted Units proposed to be sold by the Suiza Member (“Suiza Converted Units”) would displace Converted Units proposed to be sold by the Reid Members (“Reid Converted Units”), the number of Suiza Converted Units and Reid Converted Units to be sold shall be treated as “Units” and determined in accordance with the formula set forth in Section 11.5(e)(iii). Subject to the proviso in the immediately preceding sentence, the number of Converted Units that the Suiza Member elects to sell to the proposed transferee in accordance with alternative (B) above of this Section 11.5(e)(i) shall directly reduce, on a one-for-one basis, the number of Units to be sold by the Reid Members, pro rata in accordance with the number of Units proposed to be sold by each Reid Member, to such proposed transferee. Any Suiza Member exercising its tag-along rights pursuant to this Section 11.5(e)(i) shall convert such number of its Series A Preferred Units into the number of As-Converted Units proposed to be transferred by it (such newly issued Units, together with any Units issued to a Reid Member pursuant to Section 12.2(f), “Converted Units”) in accordance with the formula set forth in the definition of “As-Converted Units” immediately prior to the closing of the purchase of the Units pursuant to Section 11.5(g).
          (ii) In lieu of, or in addition to, the tag-along rights afforded to the Suiza Member pursuant to Section 11.5(e)(i), if the Suiza Member owns any Series A Preferred Units and the Transferring Member (as defined below) proposes to transfer Series A Preferred Units, the proposed transferee shall be required to purchase either (A) in addition to the Series A Preferred Units being sold by the Reid Members, a number of Series A Preferred Units from the Tagging Member up to the product (rounded up to the nearest whole number) of (x) the Sale Percentage and (y) the aggregate number of Series A Preferred Units beneficially owned on a fully diluted basis by the Suiza Member or (B) a number of Series A Preferred Units from the Suiza Member up to the product (rounded up to the nearest whole number) of (i) the quotient determined by dividing (A) the aggregate number of Series A Preferred Units beneficially owned on a fully diluted basis by the Suiza Member and sought by the Suiza Member to be included in the contemplated transfer by (B) the aggregate number of Series A Preferred Units beneficially owned (including those beneficially owned by Reid Parent or its Affiliate through its ownership of RPH) on a fully diluted basis by the proposed transferring Members (the “Transferring Members”) and all Tagging Members and sought by the Transferring Members and all Tagging Members to be included in the contemplated transfer, in each case as Series A Preferred Units, and (ii) the total number of Series A Preferred Units proposed to be directly or indirectly transferred to the transferee in the contemplated transfer (which includes the proportion of Series A Preferred Units owned by RPH equal to the proportion of shares of RPH proposed to be transferred).
          (iii) Subject to Section 11.5(e)(i), the proposed transferee shall be required to purchase either (A) in addition to the Units being sold by the Reid Members, a number of Units of the Tagging Member up to the product (rounded up to the nearest whole number) of (x) the Sale Percentage and (y) the aggregate number of Units beneficially owned on a fully diluted basis by the Tagging Member or (B) a number of Units of the Tagging Members up to the product (rounded up to the nearest whole number) of (i) the quotient determined by dividing (1) the aggregate number of Units (other than Converted Units to be sold in accordance with Section 11.5(e)(i) but including Converted Units to be sold in accordance with this Section 11.5(e)(iii) pursuant to Section 11.5(e)(i)) beneficially owned on a fully diluted basis by the Tagging Member and sought by the Tagging Member to be included in the contemplated transfer by (2) the aggregate number of Units (other than as aforesaid) beneficially owned (including those beneficially owned by Reid Parent or its Affiliate through its ownership of RPH) on a fully diluted basis by the proposed Transferring Members, including any Units displaced pursuant to Section 11.5(e)(i), and all Tagging Members and sought by the Transferring Members and all Tagging Members to be included in the contemplated transfer and (ii) the total number of Units (other than Converted Units to be sold in accordance with Section 11.5(e)(i)) proposed to be directly or indirectly transferred to the transferee in the contemplated transfer (which includes the proportion of Units owned by RPH equal to the proportion of shares of RPH proposed to be transferred).
          (iv) Any transfers made by the Tagging Member pursuant to this Section 11.5(e) shall be at the same price per Unit, Preferred Unit, share or unit and upon the same terms and conditions (including without limitation time of payment and form of consideration) as to be paid and given to the Transferring Members; provided that in order to be entitled to exercise its right to sell Units and/or Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units to the proposed transferee pursuant to this Section 11.5, the Suiza Member must agree to make to the transferee the same representations, warranties, covenants, indemnities and agreements as the Reid Members agree to make in connection with the transfer of Units and/or Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units proposed by the Reid Members (except that in the case of representations and warranties pertaining specifically to the Reid Members, the Suiza Member shall make the comparable representations and warranties pertaining specifically to itself).
              (f) In connection with a proposed sale of their Units and/or Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units, the Reid Members shall inform the proposed transferee of the tag-along rights provided for in Section 11.5(d) and Section 11.5(e) and obtain the proposed transferee’s agreement to purchase Units and/or Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units in accordance with the terms hereof. The tag-along rights provided by this Section 11.5 must be exercised by the Suiza Member within the same 30 day period following receipt of the Notice as is provided for the right and option to purchase provided in Section 11.5(a), by delivery of a written notice to the Reid Members indicating the Suiza Member’s desire to exercise its tag-along rights and specifying the number of Units (including Converted Units) and/or Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units it desires to sell. If the proposed transferee fails to purchase Units and/or Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units from the Suiza Member after properly exercising its tag-along rights, then the Reid Members shall not be permitted to make the proposed transfer, and any such attempted transfer shall be void and of no effect.
              (g) If the Suiza Member exercises its rights to tag-along under this Section 11.5, the closing of the purchase of the Units and/or Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units with respect to which such rights have been exercised shall take place concurrently with the closing of the sale of the Reid Members’ Units and/or Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units. Other than a transfer of all of the Company’s units and/or stock in Consolidated Container Company LLC (or its successor), no transfer shall occur pursuant to this Section 11.5 unless the transferee shall agree to become a party to, and be bound to the same extent as its transferor by the terms of, this Agreement pursuant to the provisions of Section 11.10.
              (h) For purposes of this Section 11.5(e), (f) and (g) and with respect to the Suiza Member’s tag along rights as set forth therein, “Suiza Member” shall be deemed to include any employee optionee who exercises options to acquire Units pursuant to Company option plans, provided that the exercising optionee agrees to become a party to, and be bound to the same extent as the Suiza Member by the terms of, this Agreement pursuant to the provisions of Section 11.10.
              11.6 Drag-Along Rights. If the Reid Members propose to sell all of their Units and Preferred Units and/or stock and/or units in RPH (or any successive equity interests in successors of RPH) and/or all of the Company’s units and/or stock in Consolidated Container Company LLC (or its successor) and the Suiza Member has not exercised its right to buy or to sell the maximum amount permitted pursuant to Section 11.5 (to the extent the Suiza Member has rights under Section 11.5 in respect of such sale) within the time periods required, then the Reid Members shall have the right (but not the obligation) to require the Suiza Member and all other Members to participate in such sale, including as the case may be, by requiring the Suiza Member and all other Members to sell their Units and Preferred Units to the proposed purchaser, on the same terms as have been offered by such purchaser to the Reid Members. The election by the Reid Members to require the Suiza Member and all other Members to participate in such sale shall be exercisable by the Reid Members (to the extent the Suiza Member has rights under Section 11.5 in respect of such sale) within thirty days after the date on which the Suiza Member notifies the Reid Members of its election not to purchase the Units and/or Preferred Units and/or stock and/or units proposed to be sold by the Reid Members, and in the event that the Reid Members do not elect to do so within such thirty days, the Reid Members will be deemed conclusively to have waived such right. To the extent the Suiza Member does not have rights under Section 11.5 in respect of such sale, the Reid Members may exercise their election to require the Suiza Member and all other Members to participate in such sale at any time. Notwithstanding anything to the contrary elsewhere herein, Sections 7.2 and 7.3 shall not apply to prevent the Reid Members from exercising their rights under this Section 11.6. For purposes of this Section 11.6 and with respect to the Reid Members’ drag along rights as set forth herein, “Suiza Members” shall be deemed to include any employee optionee who exercises options to acquire Units pursuant to Company option plans.
              11.7 Put Rights.
          (a) At any time on or after the fifth anniversary of the initial issuance of the Series B Convertible Preferred Units and prior to the Initial Public Offering, the Suiza Member shall have the right, but not the obligation, to offer to sell to the Reid Members all (but not less than all) the Units and/or the Series A Preferred Units and/or Series B Convertible Preferred Units held by the Suiza Member and/or the stock of Franklin owned by Continental Can Company, Inc. or its Affiliates (or any successive equity interests in successors of Franklin) at Fair Market Value, which shall be determined in accordance with the procedures set forth in Section 11.7(c). If after 30 days after the determination of the Fair Market Value, the Reid Members decline to purchase such Units and/or the Series A Preferred Units and/or Series B Convertible Preferred Units, the Suiza Member shall have the right, but not the obligation, to offer to sell to the Company all (but not less than all) its Units and/or the Series A Preferred Units and/or Series B Convertible Preferred Units or Franklin Stock at Fair Market Value. In the event of such an offer by written notice to the Company, the Company may, in its sole discretion, but shall not be obligated to, (i) notify in writing the Suiza Member within 30 days of its receipt of such written offer of its intention to purchase the Units and/or the Series A Preferred Units and/or Series B Convertible Preferred Units or stock and purchase all such Units and/or Preferred Units or stock for cash within 30 days after its notice of its intent to purchase the Units and/or the Series A Preferred Units and/or Series B Convertible Preferred Units or stock or (ii) notify the Suiza Member, by written notice within 30 days after receipt of such written offer, that the Company intends to use its reasonable best efforts to (A) cause a sale of business of the Company as expeditiously as practicable or (B) consummate an Initial Public Offering as expeditiously as practicable. Sections 7.2 and 7.3 shall not apply to any action taken by the Company pursuant to or in connection with the preceding sentence. If the Company is unable or unwilling to sell the business or consummate an Initial Public Offering within 180 days following the expiration of the 30 day period referred to in this subsection, however, the Suiza Member shall have the right to sell its Units and/or the Series A Preferred Units and/or Series B Convertible Preferred Units or stock without further restriction or impediment, except that (x) any transferee shall agree to become a party to, and be bound to the same extent as the Suiza Member by the terms of, this Agreement pursuant to the provisions of Section 11.10, and (y) the Reid Members shall have the right to tag along with any such sale on effectively the same terms as set forth for the Suiza Member in Section 11.5(e), (f), (g) and (h).
     (b) If, after the fourth anniversary of the Closing Date and prior to an Initial Public Offering, any of the Franklin Managers vote against a proposal to effect an Initial Public Offering or a sale of the Company or all or substantially all of its assets, thereby causing such proposal not to be approved pursuant to Section 7.3, the Reid Members shall have the right, but not the obligation, within 30 days after such proposal was not approved, to offer to sell to the Suiza Member all (but not less than all) their Units and/or Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units of RPH and/or any Vestar Entity at Fair Market Value, which shall be determined in accordance with the procedures set forth in Section 11.7(c). If after 30 days after the determination of the Fair Market Value, the Suiza Member declines to purchase such Units and/or Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units, the Reid Members shall have the right, but not the obligation, to offer to sell to the Company all (but not less than all) their Units and/or Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units at Fair Market Value. In the event of such an offer by written notice to the Company, the Company shall either (i) purchase all such Units and/or Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units for cash within 30 days after its notice of its intent to purchase the Units and/or Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units or (ii) notify the Reid Members, by written notice within 30 days after receipt of such written notice, that the Company may, in its sole discretion, use its reasonable best efforts to either (A) cause a sale of the business of the Company as expeditiously as practicable or (B) consummate an Initial Public Offering as expeditiously as practicable. Sections 7.2 and 7.3 shall not apply to any action taken by the Company pursuant to or in connection with the preceding sentence. For the purpose of this Section 11.7(b), a sale of all of the Units and/or Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units directly or indirectly owned by the Reid Members shall be deemed to be a sale of all of the Units and/or Series A Preferred Units and/or Series B Convertible Preferred Units and/or stock and/or units owned by the Reid Members. If the Company is unable to sell the business or consummate an Initial Public Offering within 180 days following the expiration of the 30 day period referred to in this subsection, however, the Reid Members shall have the right to sell such Units and/or Preferred Units and/or stock and/or units without further restriction or impediment, except that (x) any transferee shall agree to become a party to, and be bound to the same extent as the Reid Members by the terms of, this Agreement pursuant to the provisions of Section 11.10, and (y) the Suiza Member shall have the right to tag along with any such sale on the terms set forth in

Section 11.5(e), (f), and (g), and the Reid Members shall have the right to drag along the Suiza Member on the terms set forth in Section 11.6, provided the Reid Members agree to purchase the stock of Franklin owned by Continental Can Company, Inc. or its Affiliates in addition to Units if the Suiza Member so requests in writing; provided further, however that at such time, Suiza Foods in a writing reasonably satisfactory in form and substance to the Reid Members represents and warrants to the Reid Member that Franklin has no assets other than its Units and Preferred Units and has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), and provides customary indemnification (with no “basket” or “cap” and payable solely in cash without any offsets) to the Reid Members for any breach thereof. Such representation, warranty and indemnity shall survive until the expiration of the applicable statute of limitations.
     (c) “Fair Market Value” of any Units, Series A Preferred Units and/or Series B Convertible Preferred Units or other stock or units means as of any date the fair market value thereof, as mutually determined by the Suiza Members and the Reid Members. If the parties cannot agree on a Fair Market Value, they will select a mutually acceptable independent appraiser to determine such value. If the parties cannot mutually agree upon an independent appraiser within 30 days, each of the Suiza Members and the Reid Members shall have an additional 15 days to select an independent appraiser and the two independent appraisers selected by the parties shall then have 15 days to select a third independent appraiser. The independent appraiser or appraisers selected shall determine the Fair Market Value of the Units, Series A Preferred Units, Series B Convertible Preferred Units or other stock or units and deliver an opinion in writing to the parties within 30 days after its or their engagement. The determination of the appraiser or appraisers shall be final. The Company will bear the cost of the appraisal.
     11.8 Prohibited Transfers. Any transfer or purported transfer, whether by operation of law or otherwise, of any Units and/or Preferred Units shall be null and void and of no legal effect if such transfer is prohibited by this Article XI or by other provisions of this Agreement.
     11.9 Rights of Assignee.
     (a) Except as provided in this Article XI, and as required by operation of law, the Company shall not be obligated for any purpose whatsoever to recognize the transfer by any Member of any Units and/or Preferred Units if such transfer violates the terms of this Article XI.
     (b) Any transfer of Units and/or Preferred Units must be in writing, may not contravene any of the provisions of this Agreement or the Delaware Act, and must be executed by the transferor and delivered to the Company and recorded on the books of the Company. Any transfer which contravenes any of the provisions of this Agreement or the Delaware Act shall be of no force and effect and shall not be recognized by the Company.
     (c) A transferee of Units and/or Preferred Units who is not already a Member or is not admitted as a Member pursuant to Section 11.10 shall have no right to require any information or account of the Company’s transactions or to inspect the Company books or to vote, but shall only be entitled to receive the allocations and distributions to which its transferor would otherwise be entitled under this Agreement.
     (d) Any transferee who does not become a Member and desires to make a further transfer of such Units and/or Preferred Units shall be subject to all of the provisions of this Article XI to the same extent and in the same manner as any Member desiring to transfer his Units and/or Preferred Units.
     (e) A transferee or assignee of Units and/or Preferred Units, whether or not admitted as a Member hereunder, shall have no rights under Sections 7.11, 7.12 or 11.7 hereunder, except that holders of Series B Convertible Preferred Units, whether or not admitted as Members hereunder, shall have the rights provided such holders under Section 7.11.
     11.10 Admission as a New Member.
     (a) Subject to the other provisions of this Article XI, a permitted transferee of a Unit and/or Preferred Unit (if such transferee is not already a Member) or a Person who exercises an employee option to acquire Units pursuant to a Company option plan shall be admitted as a Member only after the satisfactory completion of items (i) through (iii) below, and if applicable, items (iv) and (v):
     (i) The transferee or optionee accepts and agrees to be bound by the terms and provisions of this Agreement;
     (ii) a counterpart of this Agreement and such other documents or instruments as the Management Committee may reasonably require is executed by the transferee or optionee to evidence such acceptance and agreement;
     (iii) the transferee or optionee pays or reimburses the Company for all reasonable legal fees, filing, and publication costs incurred by the Company in connection with the admission of the transferee or optionee as a Member;
     (iv) other than with respect to transferees of Series C Preferred Units, the Management Committee approves the admission of such permitted transferee or optionee, which approval may be withheld in the reasonable discretion of such Management Committee; provided that such approval will not be required in connection with a transfer to or by a pledgee in connection with or following foreclosure of such pledge; and provided further, that Alan J. Bernon and Peter M. Bernon shall in any event be permitted transferees or optionees; and
     (v) if the transferee is not an individual, the transferee provides the Company with evidence satisfactory to counsel for the Company of the authority of such transferee to become a Member under the terms and provisions of this Agreement.

     (b) The Management Committee or officers of the Company shall make all official filings and publications as promptly as practicable after the satisfaction by the transferee or optionee of the conditions contained in this Article XI to the admission of such transferee or optionee as a Member.
     11.11 Distributions and Allocations in Respect of Transferred Units. If any Units and/or Preferred Units are sold, assigned, or transferred during any Fiscal Year without violating the provisions of this Article XI, Profits, Losses, and all other items attributable to the transferred (or adjusted) interest for such period shall be divided and allocated between the affected Persons by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and approved by the Management Committee. All distributions on or before the date of such transfer shall be made to the transferor. Solely for purposes of making such allocations and distributions in the case of a transfer, the Company shall recognize such transfer not later than the end of the calendar month during which it is given notice of such transfer, provided that if the Company does not receive a notice stating the date such Units and/or Preferred Units were transferred and such other information as the Management Committee may reasonably require within 30 days after the end of the Fiscal Year during which the transfer occurs, then all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, on the last day of the Fiscal Year during which the transfer occurs, was the owner of the Units and/or Preferred Units. Neither the Company nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 11.11, whether or not any Member or the Company has knowledge of any transfer of ownership of any interest.
     11.12 Conversion to Corporate Form.
     (a) In the event that the Management Committee shall determine that the business of the Company should be conducted in the form of a corporation rather than a limited liability company to facilitate an Initial Public Offering or a public offering of Series C Preferred Units, the Managers shall have the power to merge the Company into RPH, and take such other action as they shall deem advisable in connection therewith. Franklin anticipates that it will simultaneously merge into RPH in the event of an Initial Public Offering or a public offering of Series C Preferred Units. RPH agrees to permit the merger of Franklin into RPH at such time if Franklin so requests in writing at least 60 days prior to the merger of the Company into RPH and if Suiza Foods (and/or the successor by operation of law to Suiza Foods or the transferee of substantially all of its assets) in a writing reasonably satisfactory in form and substance to RPH represents and warrants to RPH at that time that Franklin has no assets other than its Units and Preferred Units and has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), and provides customary indemnification (with no “basket” or “cap” and payable solely in cash without any offsets) to RPH for any breach thereof. Such representation, warranty and indemnity shall survive until the expiration of the applicable statute of limitations. In connection with any such merger of the Company and/or Franklin into RPH, the Members or Franklin shareholders, as the case may be, shall receive, in exchange for their Units and/or Preferred Units and/or shares and/or units of Franklin stock, (i) shares of common stock of RPH in proportion to their Units and, on an as-converted basis, their Series A

Preferred Units and Series B Convertible Preferred Units and (ii) shares of preferred stock having terms substantially equivalent to the terms of the Series C Preferred Units in proportion to their Series C Preferred Units; and, if Franklin is merged into RPH, warrants to purchase Franklin stock will be exchanged for RPH stock equal in value to such warrants.
     (b) Prior to taking such action to merge the Company and/or Franklin into RPH, the Management Committee shall submit to the Members, and the Members agree to approve, the proposed forms of an amended certificate of incorporation, by-laws and any other governing documents for RPH. In addition, each of the Members agrees to take all action necessary with respect to its Units in order to approve any merger of the Company and/or Franklin into RPH in accordance with this Section 11.12. Upon such merger, RPH shall enter into a Registration Rights Agreement with each of the Members with respect to the stock of RPH substantially in the form attached hereto as Exhibit 11.12(b).
ARTICLE XII
PREFERRED UNITS
     12.1 Issuance of Series A Preferred Units. The Company shall issue Series A Preferred Units to those Members, at the times and with an aggregate liquidation preference as specified for “Preferred Units” in the Merger Agreement. Upon any such issuance (i) the initial Capital Contributions described in Section 4.1 shall be deemed to be retroactively and proportionately reduced in an aggregate amount equal to the aggregate initial liquidation preference of the Series A Preferred Units so issued and (ii) consequently, the Capital Account of each Member shall be reduced in proportion to their Percentage Interests in an aggregate amount for all Members equal to the aggregate initial liquidation preference of the Series A Preferred Units so issued.
     12.2 Terms of Series A Preferred Units.
     (a) Liquidation Preference. Each Series A Preferred Unit shall have an Initial Liquidation Preference equal to $1,000. Such liquidation preference shall be increased from time to time as a result of the accrual of distributions as described in Section 12.2(b) and shall be decreased from time to time by the amount of distributions made on such Series A Preferred Unit pursuant to Section 6.1 (such liquidation preference as so increased or decreased from time to time being the Liquidation Preference of the Series A Preferred Units).
     (b) Distribution Rights. Each Series A Preferred Unit shall accrue distribution rights at a rate of 3.125% per calendar quarter on the average daily Liquidation Preference of the Series A Preferred Units during such calendar quarter. Subject to Section 7.2(o), such distribution rights shall be payable in cash within 15 days of the end of such calendar quarter. If the full amount of any distribution is not made within such 15 day period, the Liquidation Preference on such Series A Preferred Unit shall be deemed to be increased by the amount of such distribution not so made. Such increase shall be deemed to have occurred on the first day of such 15 day period and shall accrue distribution rights from that day forward until paid or redeemed, together with any future distributions thereon, in full.
     (c) Optional Redemption. Subject to Section 7.2(p), the Company, at its option, may redeem Series A Preferred Units, in whole or in part, at any time or from time to time, at a redemption price in cash equal to the sum of (A) the aggregate Liquidation Preference of the Series A Preferred Units to be redeemed from each holder thereof, (B) the aggregate Unpaid Distribution Amount with respect to such Series A Preferred Units and (C) distributions that accrued on such Series A Preferred Units during that portion of the calendar quarter in which such redemption occurs through the redemption date (such sum, the “Series A Redemption Price”).
     (d) Mandatory Redemption. The Company shall redeem, prior to redeeming or repurchasing any Units, all Series A Preferred Units at the Series A Redemption Price in cash upon the occurrence of the following: (i) a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, (ii) an Initial Public Offering or (iii) the merger of the Company into RPH in accordance with Section 11.12, and immediately upon the repayment of all indebtedness outstanding under the Credit Instruments, the Senior Secured Indenture and the Subordinated Indenture (or refinancings thereof that would prohibit such redemption).
     (e) Redemption Procedures. In the event the Company shall redeem (either optionally or mandatorily) Series A Preferred Units, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 10 nor more than 60 days prior to the redemption date, to each holder of record of the Series A Preferred Units to be redeemed. Each such notice shall state: (i) the redemption date, (ii) the number of Series A Preferred Units to be redeemed and, if fewer than all the Series A Preferred Units held by such holder are to be redeemed, the number of such Series A Preferred Units to be redeemed from such holder, (iii) the Series A Redemption Price and (iv) that distributions on the Series A Preferred Units to be redeemed will cease to accrue on the redemption date. Notice having been mailed as aforesaid, from and after the redemption date (unless there shall be a default by the Company in providing money for the payment of the redemption price) distributions on the Series A Preferred Units so called for redemption shall cease to accrue, and such Series A Preferred Units shall no longer be deemed to be outstanding, and all rights of the holders thereof (except the right to receive from the Company the Series A Redemption Price) shall cease.
     (f) Conversion Rights. Any Series A Preferred Units held by any Suiza Member shall not be convertible into Units except as provided in Section 11.5(e)(i). Any Series A Preferred Units held by any Reid Member may be converted into Units at any time following the fourth anniversary of the Closing Date in connection with a proposed sale of Units made in accordance with Section 11.5. If, after the fourth anniversary of the Closing Date, any Reid Member proposes to sell Units, such Reid Member shall be permitted to convert Series A Preferred Units into a number of Units determined by dividing the aggregate Liquidation Preference of the number of Series A Preferred Units sought to be converted by the price per Unit proposed to be paid for each Unit proposed to be sold by such Reid Member; provided, however, that no Reid Member shall be permitted to exercise such conversion right so as to receive a greater number of Units than will be transferred by it in such sale. Any such conversion shall be made immediately prior to the closing of any such sale.
     (g) Voting Rights. The approval of the holders of a majority of all of the Series A Preferred Units (as measured by Liquidation Preference) at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of Series A Preferred Units shall vote together as a class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of this Agreement so as to affect adversely the powers, preferences or other special rights of the Series A Preferred Units. Except as set forth herein or required by applicable law, holders of Series A Preferred Units shall have no voting rights and their consent shall not be required for taking any Company action.
     12.3 Issuance of Series B Convertible Preferred Units. The Company may issue Series B Convertible Preferred Units from time to time subject to the limitations on the issuance of Preferred Units set forth in Section 7.2(a), Section 7.11 and Section 7.12, other than the initial issuance of the Series B Convertible Preferred Units, which shall not be subject to such provisions.
     12.4 Terms of Series B Convertible Preferred Units.
     (a) Liquidation Preference. Each Series B Convertible Preferred Unit shall have an Initial Liquidation Preference equal to $1,000. Such liquidation preference shall be increased from time to time as a result of the accrual of distribution rights as described in Section 12.4(b) and shall be decreased from time to time by the amount of distributions made on such Series B Convertible Preferred Unit pursuant to Section 6.1 (such liquidation preference as so increased or decreased from time to time being the Liquidation Preference of the Series B Convertible Preferred Units). Holders of Series B Convertible Preferred Units shall be entitled, in lieu of the foregoing and at the option of each holder of Series B Convertible Preferred Units (such option applying to all Series B Convertible Preferred Units held by the holders electing such election), to participate in any dissolution of the Company as if such holder had converted its Series B Convertible Preferred Units into Units immediately prior to such dissolution.
     (b) Distribution Rights. Each Series B Convertible Preferred Unit shall accrue distribution rights at a rate of 16% per calendar year on the average daily Liquidation Preference of the Series B Convertible Preferred Units during such calendar year. The Liquidation Preference on such Series B Convertible Preferred Unit shall be increased by the amount of such accrual of distribution rights. Such increase shall be deemed to occur on the last day of each calendar year and shall accrue distribution rights from that day forward until paid or redeemed, together with any future distributions thereon, in full.
     (c) Mandatory Redemption. (i) The Company shall redeem, prior to redeeming or repurchasing any other Units or Preferred Units (other than Series C Preferred Units), all, and not less than all, Series B Convertible Preferred Units at a redemption price in cash equal to the sum of (A) the aggregate Liquidation Preference of the Series B Convertible Preferred Units to be redeemed from each holder thereof and (B) distribution rights that accrued on such Series B Convertible Preferred Units during that portion of the calendar year in which such redemption occurs through the redemption date (such sum, the “Series B Redemption Price”) immediately upon (x) the occurrence of an Event of Bankruptcy with respect to the Company or the admission in writing by the Company that it is insolvent or that it cannot pay, will be not paying or has not paid its debts as they come due and (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets, property or business of the Company and its subsidiaries and immediately upon the repayment of all indebtedness outstanding under the Credit Instruments, the Senior Secured Indenture and the Subordinated Indenture (or refinancings thereof that would prohibit such redemption). All redemptions of the Series B Convertible Preferred Units pursuant to this Section 12.4(c) shall be made concurrently with the redemption of Series C Preferred Units pursuant to Section 12.5(c) and, in the case of redemption pursuant to clause (y) above, the consummation of such sale, lease, exchange or other transfer shall be a condition to such redemption.
     (ii) In the event the Company shall mandatorily redeem Series B Convertible Preferred Units, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 10 nor more than 60 days prior to the redemption date (other than in the event of a redemption pursuant to clause (x) of the first sentence of Section 12.4(c), in which case such notice shall be given as soon as practicable in advance of, or following (but in no event more than 90 days following), the event necessitating such redemption), to each holder of record of the Series B Convertible Preferred Units to be redeemed. Each such notice shall state: (x) the redemption date, (y) the Series B Redemption Price and (z) that distribution rights on the Series B Convertible Preferred Units to be redeemed will cease to accrue on the redemption date. Notice having been mailed as aforesaid, from and after the redemption date (unless there shall be a default by the Company in providing money for the payment of the redemption price) distribution rights on the Series B Convertible Preferred Units shall cease to accrue, and such Series B Convertible Preferred Units shall no longer be deemed to be outstanding, and all rights of the holders thereof (except the right to receive from the Company the Series B Redemption Price) shall cease. All payments of the redemption price for Series B Convertible Preferred Units pursuant to this Section 12.4(c) shall be made to the holders of Series B Convertible Preferred Units, together with payments to holders of the Series C Preferred Units of the redemption price for Series C Preferred Units pursuant to Section 12.5(c), ratably in proportion to their aggregate redemption prices hereunder and pursuant to Section 12.5(c), as the case may be. In the event the holder of Series B Convertible Preferred Units elects to convert such units prior to the relevant redemption date pursuant to Section 12.4(e) or (f) hereof, the redemption provided hereby shall not be effective and the Company shall no longer obligated to pay such holder the Series B Redemption Price for such Series B Convertible Preferred Units.

     (d) Redemption at the Option of Holders. Each holder of Series B Convertible Preferred Units shall have the right, at the option of each such holder, to require the Company to redeem the Series B Convertible Preferred Units held by such holder, in whole or in part, at the Series B Redemption Price in cash, in respect of, and not later than (i) immediately following, an underwritten initial public offering of Units, Preferred Units or other equity securities of the Company (or its successor) or (ii) immediately prior to, a Redemption Change in Control; provided that, in the case of both (i) and (ii), such redemption is not prohibited as of the redemption date under the Credit Instrument, the Senior Secured Indenture and the Subordinated Indenture (or refinancings thereof). The Company shall immediately notify by first class mail, postage prepaid, each holder of record of Series B Convertible Preferred Units of the pending occurrence of either such event. The initial public offering or Redemption Change in Control shall not be consummated unless all of the Series B Convertible Preferred Units elected to be redeemed hereunder have been redeemed, in the case of a Redemption Change in Control, or provisions have been made for their redemption, in the case of an initial public offering, in accordance with the provisions hereof, and the consummation of such initial public offering or Redemption Change in Control, as the case may be, shall be a condition to any redemption under this Section 12.4(d). From and after the redemption date (unless there shall be a default by the Company in providing money for the payment of the redemption price) distribution rights on the Series B Convertible Preferred Units so tendered for redemption shall cease to accrue, and such Series B Convertible Preferred Units shall no longer be deemed to be outstanding, and all rights of the holders thereof (except the right to receive from the Company the redemption price therefor) shall cease.
     (e) Conversion Rights. Subject to the terms of this Section 12.4(e) and Section 12.4(g), each holder of Series B Convertible Preferred Units is entitled to convert, at any time and from time to time, any or all Series B Convertible Preferred Units held by such holder into the number of Units determined by multiplying the number of Series B Convertible Preferred Units sought to be converted by such holder by 5,223.0025; provided that, with respect to Series B Convertible Preferred Units that have been called for redemption pursuant to Section 12.4(c), such Series B Convertible Preferred Units may only be converted into Units at any time prior to the close of business on the applicable redemption date or, if the Company shall default in providing money for the payment of the redemption price, at any time thereafter until such Series B Convertible Preferred Units are actually redeemed. In order to convert Series B Convertible Preferred Units into Units pursuant to this Section 12.4(e), written notice that the holder elects to convert Series B Convertible Preferred Units pursuant to this Section 12.4(e), and specifying the number of Series B Convertible Preferred Units sought to be converted by such holder, shall be given to the Company and, unless a later date is specified is such notice, conversion shall be effective on the date such notice is deemed received by the Company pursuant to Section 15.1.
     (f) Special Conversion Rights. Subject to the terms of this Section 12.4(f) and Section 12.4(g), each holder of Series B Convertible Preferred Units is also entitled to convert (i) on the third anniversary of the initial issuance of such Series B Convertible Preferred Units, any or all Series B Convertible Preferred Units held by such holder for which such date is the third anniversary of initial issuance into both (x) the number of

Series C Preferred Units determined by multiplying the number of Series B Convertible Preferred Units sought to be converted by such holder by 1.481544 and (y) the number of Units determined by multiplying the number of Series B Convertible Preferred Units sought to be converted by such holder by 1,099.5795 and (ii) on the fourth anniversary of the initial issuance of such Series B Convertible Preferred Units, any or all Series B Convertible Preferred Units held by such holder for which such date is the fourth anniversary of initial issuance into (A) the number of Series C Preferred Units determined by multiplying the number of Series B Convertible Preferred Units sought to be converted by such holder by 1.688960 and (B) the number of Units determined by multiplying the number of Series B Convertible Preferred Units sought to be converted by such holder by 1,099.5795; provided that, with respect to Series B Convertible Preferred Units that have been called for redemption pursuant to Section 12.4(c), such Series B Convertible Preferred Units may only be converted into Series C Preferred Units and Units if the applicable anniversary of their initial issuance occurs on or prior to the applicable redemption date or, if the Company shall default in providing money for the payment of the redemption price, if the applicable anniversary of their initial issuance occurs on or prior to the time such Series B Convertible Preferred Units are actually redeemed. In order to convert Series B Convertible Preferred Units into Series C Preferred Units and Units pursuant to this Section 12.4(f), written notice that the holder elects to convert Series B Convertible Preferred Units pursuant to this Section 12.4(f), and specifying the number of Series B Convertible Preferred Units sought to be converted by such holder, shall be given to the Company by first class mail, postage prepaid, mailed not less than 90 days prior to the applicable anniversary date on which such conversion is to become effective; provided, that such holder shall also give the other holders written notice of such election by first class mail, postage prepaid, not less than 30 days prior to the mailing of such notice to the Company.
     (g) Additional Mechanics of Conversion. (i) All calculations of the number of Units or Series C Preferred Units to be issued upon the conversion of Series B Convertible Preferred Units shall be made to the nearest one-thousandth of a Unit or Series C Preferred Unit.
     (ii) From and after the conversion date distribution rights on the Series B Convertible Preferred Units so converted shall cease to accrue, and such Series B Convertible Preferred Units shall no longer be deemed to be outstanding, and all rights of the holders thereof (except the right to receive from the Company the Units and/or Series C Preferred Units issuable upon such conversion) shall cease.
     (iii) If any of the following events occur, namely (x) any reclassification of, or any other change to, the outstanding Units, (y) any merger, consolidation or other business combination of the Company with another Person, recapitalization, spin-off, distribution or any similar transaction as a result of which all holders of Units become entitled to receive capital stock, other securities or other property (including without limitation cash and evidences of indebtedness) with respect to, or in exchange for, such Units or (z) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets, property or business of the Company and its subsidiaries to another Person as a result of which all holders of Units become entitled to receive capital stock, other securities or other property (including without limitation cash and evidences of indebtedness) with respect to, or in exchange for, such Units, then Series B Convertible Preferred Units shall also be convertible into (in the case of capital stock, other securities or other property receivable in respect of Units) or shall be convertible into (in the case of capital stock, other securities or other property receivable in exchange for) the kind and amount of shares of capital stock, other securities or other property (including without limitation cash and evidences of indebtedness) receivable upon such reclassification, change, merger, consolidation, business combination, spin-off, distribution, transaction, sale, lease, exchange or transfer by a holder of the number of Units issuable upon conversion of such Series B Convertible Preferred Units pursuant to Section 12.4(e) or 12.4(f), as the case may be, immediately prior to such reclassification, change, merger, consolidation, business combination, spin-off, distribution, transaction, sale, lease, exchange or transfer. This Section 12.4(g)(iii) shall similarly apply to successive reclassifications, changes, mergers, consolidations, business combinations, spin-offs, distributions, transactions, sales, leases, exchanges and transfers. Notice of any such reclassification, change, merger, consolidation, business combination, spin-off, distribution, transaction, sale, lease, exchange or transfer shall be given by first class mail, postage prepaid, as soon as practicable in advance of, or following (but in no event more than 10 days following), such event, to each holder of record of the Series B Convertible Preferred Units. Such number shall set forth the adjustment or readjustment of the conversion rights of the Series B Convertible Preferred Units and show in detail the facts upon which such adjustment or readjustment is based.
     (h) Anti-dilutive Rights. (i) If at any time after the date hereof the Company shall issue or sell any Units and/or Convertible Preferred Units or any immediately exercisable warrants, options or rights to subscribe for or purchase Units and/or Convertible Preferred Units, or other immediately exercisable securities exercisable or convertible into Units and/or Convertible Preferred Units, and the consideration per Unit and/or Convertible Preferred Unit for, and/or the price per Unit and/or Convertible Preferred Unit at which, such warrants, options or rights are exercisable for or such securities are convertible into, such Units and/or Convertible Preferred Units is less than the Fair Market Value of the Units and/or Convertible Preferred Units immediately prior to such issuance or sale, then, forthwith upon such issuance or sale, the number of Series B Convertible Preferred Units held by each holder of Series B Convertible Preferred Units shall be adjusted so that for each Series B Convertible Preferred Unit held by such holder, such holder shall be entitled to receive a number of Series B Convertible Preferred Units equal to the product of (a) the number of Series B Convertible Preferred Units held by such holder before such adjustment and (b) a fraction the numerator of which shall be the number of Units and Convertible Preferred Units (the number of such Convertible Preferred Units being calculated for this purpose as the number of Units into which such Convertible Preferred Units are convertible (excluding for this purpose the special conversion rights of Series B Convertible Preferred Units under Section 12.4(f)) (“Unit Value”)) outstanding immediately prior to such issuance or sale, plus the number of additional Units and/or Convertible Preferred Units (calculated at their Unit Value)

offered for sale or issuable pursuant to such warrants, options or rights and the denominator of which shall be the number of Units and Convertible Preferred Units (calculated at their Unit Value) outstanding immediately prior to such issuance or sale, plus the number of additional Units and Convertible Preferred Units (calculated at their Unit Value) which the aggregate offering price of the Units and/or Convertible Preferred Units so offered for sale and/or the exercise price for the Units and/or Convertible Preferred Units issuable pursuant to such warrants, options or rights would purchase at such Fair Market Value (determined by multiplying such number of Units and/or Convertible Preferred Units offered or issuable by the offering price per Unit and/or Convertible Preferred Unit of such Units and/or Convertible Preferred Units or the exercise price of such warrants, options or rights and dividing the product so obtained by such Fair Market Value); provided, however, that the Company may (u) grant options to management employees of the Company to purchase up to 9.0% of the total Units on a fully diluted basis, taking into account, for the purpose of the denominator only, the Units initially issued and the options rolled over from Franklin, (v) issue Units pursuant to the exercise of such options, (w) issue Units pursuant to the options held by certain employees of Franklin that have been converted into options to acquire Units pursuant to the Merger Agreement, (x) with respect to a particular holder of Series B Convertible Preferred Units only, issue Units and/or Convertible Preferred Units to a buyer if such holder’s designated Manager, if any, had the opportunity to veto the sale of the Units and/or Convertible Preferred Units under Section 7.2(a) but elected not to do so, (y) issue Units in connection with the conversion of the Series A Preferred Units in accordance with the terms of this Agreement and (z) issue Units and/or Series C Preferred Units upon the conversion of outstanding Series B Convertible Preferred Units pursuant to Section 12.4(e) or Section 12.4(f), without first complying with this Section 12.4(h).
     (ii) If at any time after the date hereof the Company shall issue or sell to any person any securities convertible into or exercisable for Units and/or Convertible Preferred Units (“Other Convertible Securities”) (other than securities described in Section 12.4(h)(i) above, including those described in the proviso thereof), whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per Unit and/or Convertible Preferred Unit for which Units and/or Convertible Preferred Units are issuable upon such conversion or exchange is less than the Fair Market Value in effect immediately prior to the time of such issue or sale, then the number of Series B Convertible Preferred Units held by each holder of Series B Convertible Preferred Units shall be adjusted as provided in Section 12.4(h)(i) above on the basis that (x) the maximum number of Units and/or Convertible Preferred Units necessary to effect the conversion or exchange of all such Other Convertible Securities shall be deemed to have been issued and outstanding, (y) the price per Unit and/or Convertible Preferred Unit of such Units and/or Convertible Preferred Units shall be deemed to be the average price in any range of prices at which such additional Units and/or Convertible Preferred Units are issuable to such holders upon conversion, and (z) the Company shall be deemed to have received all of the consideration payable (including amounts payable upon conversion) therefor, if any, as of the date of the actual issuance of such Other Convertible Securities. No adjustment of the number of Series B Convertible Preferred Units shall be made under this Section 12.4(h)(ii) upon the issuance of any Other Convertible Securities which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights therefor, if any such adjustment shall previously have been made upon the issuance of such warrants, options or other rights pursuant to Section 12.4(h)(i) above. No further adjustments of the number of Series B Convertible Preferred Units shall be made upon the actual issuance of such Units and/or Convertible Preferred Units upon conversion or exchange of such Other Convertible Securities and, if any issue or sale of such Other Convertible Securities is made upon exercise of any warrant, option or other right to subscribe for or to purchase any such Other Convertible Securities for which adjustments of the number of Series B Convertible Preferred Units have been or are to be made pursuant to other provisions of this Section 12.4(h), no further adjustments of the number of Series B Convertible Preferred Units shall be made by reason of such issue or sale. For the purposes of this Section 12.4(h)(ii), the date as of which the number of Units and/or Convertible Preferred Units shall be computed shall be the earlier of (i) the date on which the Company shall enter into a firm contract for the issuance of such Other Convertible Securities and (ii) the date of actual issuance of such Other Convertible Securities. Such adjustments shall be made upon each issuance of Other Convertible Securities and shall become effective immediately after such issuance.
     (iii) No adjustment in the number of the Series B Convertible Preferred Units issuable hereunder with respect to any holder thereof shall be required unless such adjustment would require an increase or decrease of at least one quarter of one percent (0.25%) in the number of such holder’s Series B Convertible Preferred Units; provided, however, that any adjustments which by reason of this Section 12.4(h)(iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest one-thousandth of a Series B Convertible Preferred Unit.
     (iv) The number of Units and/or Convertible Preferred Units outstanding at any given time shall not include Units and/or Convertible Preferred Units directly or indirectly owned or held by or for the account of the Company or any of its subsidiaries, and the disposition of any such Units and/or Convertible Preferred Units shall be considered an issue or sale of Units and/or Convertible Preferred Units for the purposes of this Section 12.4(h).
     (v) Units issued (i) pursuant to the option plans and allocation of options referred to in Section 2.3 of the Merger Agreement, (ii) to members of the Company’s management as part of a stock option plan or other stock-based incentive plan with the approval of a majority of the holders of Units, (iii) by the Company as consideration in a merger, acquisition or other business combination with a Person that is not an Affiliate of an existing Member or (iv) or issuable upon the conversion of the Series A Preferred Units and/or the Series B Convertible Preferred Units, shall be deemed to be issued at Fair Market Value for the purposes of this Section 12.4(h).

     (vi) No adjustment in the number of Series B Convertible Preferred Units issuable hereunder with respect to any holder shall be required if such holder’s designated Manager, if any, voted in favor of the issuance or sale of Units and/or Convertible Preferred Units by the Company, and the affirmative vote of such Manager was required under this Agreement for approval of such issuance or sale.
     (vii) The rights existing pursuant to this Section 12.4(h) shall terminate if the Company (or its corporate successor) consummates an Initial Public Offering.
     (i) Voting Rights. (i) The holders of Series B Convertible Preferred Units are entitled to vote on all matters on which the holders of Units are entitled to vote, and except as otherwise provided in this Agreement or by law, the holders of Series B Convertible Preferred Units will vote together with holders of Units as a single class. Each holder of Series B Convertible Preferred Units is entitled to a number of votes equal to the number of Units into which all of the Series B Convertible Preferred Units held by such holder immediately prior to the vote are convertible pursuant to Section 12.4(e).
     (ii) In addition to the approvals required under Section 7.3 and/or Section 14.1, as the case may be, the approval of the holders of 75% of all of the Series B Convertible Preferred Units (as measured by Liquidation Preference) at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of Series B Convertible Preferred Units shall vote together as a class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of this Agreement so as to affect adversely the powers, preferences or other special rights of the Series B Convertible Preferred Units.
     12.5 Terms of Series C Preferred Units.
     (a) Liquidation Preference. Each Series C Preferred Unit shall have an Initial Liquidation Preference equal to $1,000. Such liquidation preference shall be increased from time to time as a result of the accrual of distribution rights as described in Section 12.5(b) and shall be decreased from time to time by the amount of distributions made on such Series C Preferred Unit pursuant to Section 6.1 (such liquidation preference as so increased or decreased from time to time being the Liquidation Preference of the Series C Preferred Units).
     (b) Distribution Rights. Each Series C Preferred Unit shall accrue distribution rights at a rate of 14% per calendar year on the average daily Liquidation Preference on the Series C Preferred Units during such calendar year. The Liquidation Preference on such Series C Preferred Unit shall be increased by the amount of such accrual of distribution rights. Such increase shall be deemed to occur on the last day of each calendar year and shall accrue distribution rights from that day forward until paid or redeemed, together with any future distributions thereon, in full.

     (c) Mandatory Redemption. (i) The Company shall redeem, prior to redeeming or repurchasing any other Units or Preferred Units (other than Series B Convertible Preferred Units), all, and not less than all, Series C Preferred Units at a redemption price in cash equal to the sum of (A) the aggregate Liquidation Preference of the Series C Preferred Units to be redeemed from each holder thereof and (B) distribution rights that accrued on such Series C Preferred Units during that portion of the calendar year in which such redemption occurs through the redemption date (such sum, the “Series C Redemption Price”) immediately upon (x) the occurrence of an Event of Bankruptcy with respect to the Company or the admission in writing by the Company that it is insolvent or that it cannot pay, will be not paying or has not paid its debts as they come due and (y) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets, property or business of the Company and its subsidiaries and immediately upon the repayment of all indebtedness outstanding under the Credit Instruments, the Senior Secured Indenture and the Subordinated Indenture (or refinancings thereof that would prohibit such redemption). All redemptions of the Series C Preferred Units pursuant to this Section 12.5(c) shall be made concurrently with the redemption of Series B Convertible Preferred Units pursuant to Section 12.4(c) and, in the case of redemption pursuant to clause (y) above, the consummation of such sale, lease, exchange or other transfer shall be a condition to such redemption.
     (ii) In the event the Company shall mandatorily redeem Series C Preferred Units, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 10 nor more than 60 days prior to the redemption date (other than in the event of a redemption pursuant to clause (x) of the first sentence of Section 12.5(c)(i), in which case such notice shall be given as soon as practicable in advance of, or following (but in no event more than 90 days following), the event necessitating such redemption), to each holder of record of the Series C Preferred Units to be redeemed. Each such notice shall state: (x) the redemption date, (y) the Series C Redemption Price and (z) that distribution rights on the Series C Preferred Units to be redeemed will cease to accrue on the redemption date. Notice having been mailed as aforesaid, from and after the redemption date (unless there shall be a default by the Company in providing money for the payment of the redemption price) distribution rights on the Series C Preferred Units shall cease to accrue, and such Series C Preferred Units shall no longer be deemed to be outstanding, and all rights of the holders thereof (except the right to receive from the Company the Series C Redemption Price) shall cease. All payments of the redemption price for Series C Preferred Units pursuant to this Section 12.5(c) shall be made to the holders of Series C Preferred Units, together with payments to holders of the Series B Convertible Preferred Units of the redemption price for Series B Convertible Preferred Units pursuant to Section 12.4(c), ratably in proportion to their aggregate redemption prices hereunder and pursuant to Section 12.4(c), as the case may be.
     (d) Redemption at the Option of Holders. Each holder of Series C Preferred Units shall have the right, at the option of each such holder, to require the Company to redeem the Series C Preferred Units held by such holder, in whole or in part, at the Series C

Redemption Price in cash, in respect of, and not later than (i) immediately following, an underwritten initial public offering of Units, Preferred Units or other equity securities of the Company (or its successor) or (ii) immediately prior to, a Redemption Change in Control; provided that, in the case of both (i) and (ii), such redemption is not prohibited as of the redemption date under the Credit Instrument, the Senior Secured Indenture and the Subordinated Indenture (or refinancings thereof). The Company shall immediately notify by first class mail, postage prepaid, each holder of record of Series C Preferred Units of the pending occurrence of either such event. The initial public offering or Redemption Change in Control shall not be consummated unless all of the Series C Preferred Units elected to be redeemed hereunder have been redeemed, in the case of a Redemption Change in Control, or provisions have been made for their redemption, in the case of an initial public offering, in accordance with the provisions hereof, and the consummation of such initial public offering or Redemption Change of Control, as the case may be, shall be a condition to any redemption under this Section 12.5(d). From and after the redemption date (unless there shall be a default by the Company in providing money for the payment of the redemption price) distribution rights on the Series C Preferred Units so tendered for redemption shall cease to accrue, and such Series C Preferred Units shall no longer be deemed to be outstanding, and all rights of the holders thereof (except the right to receive from the Company the redemption price therefor) shall cease.
     (e) Registration Rights. Upon the issuance of any Series C Preferred Units, the Company shall enter into a registration rights agreement with each new holder of Series C Preferred Units with respect to the Series C Preferred Units of such holder substantially in the form attached hereto as Exhibit 12.5(e).
     (f) Voting Rights. In addition to the approvals required under Section 7.3 and/or Section 14.1, as the case may be, the approval of the holders of 75% of all of the Series C Preferred Units (as measured by Liquidation Preference) at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of Series C Preferred Units shall vote together as a class, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of this Agreement so as to affect adversely the powers, preferences or other special rights of the Series C Preferred Units. Except as set forth herein or required by applicable law, holders of Series C Preferred Units shall have no voting rights and their consent shall not be required for taking any Company action.
ARTICLE XIII
DISSOLUTION AND LIQUIDATION
     13.1 Dissolution.
     (a) Except as set forth in this Agreement, no Member shall have the right to terminate this Agreement or to dissolve the Company by its express will or by withdrawal without the consent of the other Members.

     (b) The Company shall be dissolved upon the first to occur of any of the following events (each such event is referred to as a “Dissolution Event”):
     (i) any Member suffers an Event of Bankruptcy;
     (ii) an election to dissolve the Company is approved in writing by (x) Members holding a majority of the As-Converted Percentage Interests held by the Suiza Member and (y) Members holding a majority of the As-Converted Percentage Interests held by the Reid Members; provided that the Members approving such election hold 50% or more of the As-Converted Percentage Interests;
     (iii) the Company ceases to hold any interests in Consolidated Container Company LLC or any of its subsidiaries; or
     (iv) any other event occurs that, under the Delaware Act, would cause the Company’s dissolution.
     13.2 Continuation of the Company. Upon the occurrence of an event described in Section 13.1(b)(i) or Section 13.1(b)(iv), the Company shall be carried on without dissolution if approved by Members holding 50% or more of the As-Converted Percentage Interests. In all other cases, upon the occurrence of an event described in Section 13.1(b), the Company shall be deemed to be dissolved and reconstituted only if Members holding 100% of the As-Converted Percentage Interests (excluding for these purposes any As-Converted Percentage Interests held by the Member with respect to which such Dissolution Event occurred) elect to continue the Company within 90 days of such event. If no election to continue the Company is made within 90 days of such event, the Company shall conduct only those activities necessary to wind up its affairs. If an election to continue the Company is made upon the occurrence of an event described in Section 13.1(b), then:
     (a) the Company shall be deemed to be reconstituted and shall continue until the end of the term for which it is formed unless earlier dissolved in accordance with this Article XIII; and
     (b) all necessary steps shall be taken to amend or restate this Agreement and the Certificate, provided that the right of Members holding 100% of the As-Converted Percentage Interests (excluding for these purposes any As-Converted Percentage Interests held by a Member with respect to which such Dissolution Event occurred) to continue the Company shall not exist and may not be exercised unless the Company has received an opinion of counsel acceptable to the Management Committee that (i) the exercise of the right would not result in the loss of limited liability of any Member; and (ii) neither the Company nor the reconstituted Company would be treated as an association taxable as a corporation for federal income tax purposes upon the exercise of such right to continue.
     13.3 Liquidation.

     (a) Upon the dissolution of the Company, unless an election to continue the Company is made pursuant to Section 13.2, RPH shall serve as liquidator (“Liquidator”) of the Company.
     (b) Upon dissolution or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the Members holding 70% of the As-Converted Percentage Interests. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided.
     (c) Except as expressly provided in this Article XIII, the Liquidator appointed in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Management Committee under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Company as provided for herein.
     (d) Except as otherwise provided in this Article XIII (including Section 13.5 below), the Liquidator shall liquidate the assets of the Company, and, after making all allocations and distributions otherwise required by this Agreement, shall apply and distribute the net proceeds of such liquidation in the following order of priority:
     (i) to the creditors of the Company, including Members, in the order of priority provided by applicable law; and
     (ii) then, the remaining balance of the liquidation proceeds, if any, to the Members in accordance with their respective positive Capital Account balances, after taking into account all allocations of Profit, Loss and other items of income, gain, loss and deduction, and distributions for all periods, including prior distributions made pursuant to this Article XIII, provided that liquidating distributions shall be made in the same manner as distributions under Section 6.1 if such distributions would result in the Members receiving a different amount than would have been received pursuant to a liquidating distribution based on Capital Account balances; provided, however, that, notwithstanding anything in this Article XIII to the contrary, the Liquidator may place in escrow a reserve of cash or other assets of the Company for contingent liabilities in an amount determined by the Liquidator to be appropriate for such purposes.
     13.4 Reserves. After all of the assets of the Company have been distributed, the Company shall terminate. If at any time thereafter any funds in any cash reserve fund referred to in Section 13.3(d) are released because the need for such cash reserve fund has ended, such funds shall be distributed to the Members in the same manner as if such distribution had been made pursuant to Section 13.3(d).
     13.5 Distribution in Kind. Notwithstanding the provisions of Section 13.3 which require the liquidation of the assets of the Company, but subject to the order of priorities set forth therein and subject also to Section 13.4, if upon the dissolution of the Company the Management Committee determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Members, the Liquidator may, in good faith, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (other than those to Members). The Liquidator may distribute to the Members, in lieu of cash, such Company assets as the Liquidator deems not suitable for liquidation. Any distributions in kind shall be subject to such conditions relating to the disposition and management thereof as the Liquidator and the Management Committee deem reasonable and equitable. The Management Committee shall value any property distributed in kind based upon such property’s fair market value as determined using such reasonable method of valuation as it may adopt.
     13.6 Disposition of Documents and Records. All documents and records of the Company, including, without limitation, all financial records, vouchers, canceled checks and bank statements, shall be delivered to RPH upon termination of the Company. RPH shall retain such documents and records for a period of not less than six (6) years and shall make such documents and records available during normal business hours to any other Member for inspection and copying at the other Member’s cost and expense.
     13.7 Negative Capital Accounts. If, after the allocations of Profit, Loss, and other items of income, gain, loss, deduction or credit under Article V and after distributions of cash under Article VI, any Member shall ever have a negative balance in such Member’s Capital Account, no Member shall have any obligation to restore such negative balance, or to make any contribution to the capital of the Company by reason thereof, and such negative balance shall under no circumstances be considered a liability of the Company or of any Member.
     13.8 Filing of Certificate of Cancellation. Upon the completion of the distribution of Company property as provided in Sections 13.3, 13.4, and 13.5, the Company shall be terminated, and the Liquidator (or the Members if necessary) shall cause the Certificate to be canceled and will take such other actions as may be necessary to terminate the Company.
     13.9 Return of Capital. No Member shall be personally liable for the return of the Capital Contributions of any other Members, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.
     13.10 Waiver of Partition. Each Member hereby waives any rights to partition of the Company property.

ARTICLE XIV
AMENDMENT OF AGREEMENT
     14.1 Amendment Procedures.
     (a) Amendments to this Agreement may be proposed by any Member, which shall give written notice to all Members of the text of such amendment, together with a statement of the purpose of such amendment.
     (b) Proposed amendments to this Agreement shall be adopted, subject to Section 7.3, if they have been approved in writing by Members holding 80% of the As-Converted Percentage Interests; provided, however, that no amendment shall be adopted without the consent of each Member affected if the amendment adversely affects such Member’s economic interests relating to the Member’s Units or Preferred Units or if the amendment adversely affects such Member’s rights with respect to management or control of the Company, except, in each case, for such amendments that adversely affect all Members’ economic interests and rights proportionately. The President shall, within a reasonable time after the adoption of any amendment to this Agreement, make official filings or publications required or desirable to reflect such amendment, including any required filing for recordation of any parallel amendment to the Certificate.
ARTICLE XV
GENERAL PROVISIONS
     15.1 Addresses and Notices. Any notice provided in or permitted under this Agreement shall be made in writing and may be given or served by: (a) delivering the same in person to the party to be notified; (b) depositing the same in the mail, postage prepaid, registered or certified with return receipt requested, and addressed to the party to be notified at the address herein specified; (c) delivering the same on a prepaid basis via a nationally recognized courier service, such as Federal Express; or (d) sending the same by facsimile transmission, followed by delivery of a hard copy via a nationally recognized courier service, such as Federal Express. If notice is deposited in the mail pursuant to this Section 15.1, it will be deemed received on the third (3rd) Business Day after it is so deposited. Notice given in any other manner shall be deemed received only if and when actually received by the party to be notified. For the purpose of notice, the address of the parties shall be, until changed as hereinafter provided for, as follows:

If to RPH or any Vestar Entity:	with a copy to:

Reid Plastic Holdings, Inc.	Simpson Thacher & Bartlett LLP
21700 East Copley Drive, Suite 200	425 Lexington Avenue
Diamond Bar, California 91765	New York, New York 10017
Attention: Chief Financial Officer	Attention: Peter J. Gordon
Telecopy: (909) 612-2410	Telecopy: (212) 455-2502

and

Vestar Packaging, LLC
Seventeenth Street Plaza
1225 17th Street, Suite 1660
Denver, CO 80202
Attention: John R. Woodard
Telecopy: (303) 292-6639

If to Franklin:	with a copy to:

Dean Foods Company	Hughes & Luce, L.L.P.
2515 McKinney Ave., LB 30, Suite 1200	1717 Main Street, Suite 2800
Dallas, Texas 75201	Dallas, Texas 75201
Attention: President and General Counsel	Attention: William A. McCormack
Telecopy: (214) 303-3853	Telecopy: (214) 939-5849

If to the Individual Members:

William G. Bell
Bell Sales
One Commerce Drive
Pittsburgh, PA 15239

Ronald V. Davis
350 Creamery Ranch
P.O. Box 4525
Edwards, CO 81632

Richard L. Robinson
Robinson Dairy
646 Bryant St.
Denver, CO 80204
The parties shall have the right from time to time and at any time to change their respective addresses and each shall have the right to specify as its address any other address by at least 15 days’ prior written notice to the other parties. Each party shall have the right from time to time to specify additional parties (not to exceed two additional parties) to whom notice hereunder must be given by delivering to the other party 15 days’ prior written notice thereof, setting forth the address of such additional parties. Notice required to be delivered hereunder to any party shall not be deemed to be effective until the additional parties, if any, designated by such party have been given notice in a manner deemed effective pursuant to the terms of this Section 15.1.
     15.2 Titles and Captions. All article and section titles and captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

     15.3 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The locative adverbs “hereof,” “herein,” “hereafter,” etc. refer to this Agreement as a whole.
     15.4 Further Action. The parties shall execute all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
     15.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns.
     15.6 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
     15.7 No Third Party Beneficiary. This Agreement is made solely and specifically between and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other Person whatsoever shall have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise. It is expressly understood that the right of the Company or the Members to require any additional Capital Contributions under the terms of this Agreement shall not be construed as conferring any rights or benefits to or upon any Person not a party to this Agreement, or the holder of any obligations secured by a mortgage, deed of trust, security interest or other lien or encumbrance upon or affecting the Company or any interest of a Member therein.
     15.8 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
     15.9 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a transferee, upon executing and delivering such documents as required by the Management Committee.
     15.10 Applicable Law. This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware applicable to contracts entered into and to be performed in the State of Delaware.
     15.11 Invalidity of Provisions. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.
     15.12 Confidentiality. Each party to this Agreement agrees to keep confidential the terms of this Agreement and any materials provided in connection with this Agreement. Notwithstanding the foregoing, each party to this Agreement may disclose the terms, and any all materials provided in connection with this Agreement, (a) to its counsel, accountants, auditors or other agents whose professional responsibility it is to hold such information confidential, (b) as may be required by any statute, court order, administrative order or decree or governmental ruling or regulation of the United States or other applicable jurisdiction, including Internal Revenue Service auditors, or as may be requested by the Internal Revenue Service or any other governmental entity, or (c) to such other Persons as are reasonably deemed necessary by such party to protect the interests of such party or for the purposes of enforcing such documents and who agree to hold such information confidential on the terms hereof.
     15.13 Representations and Warranties. Each Member represents, warrants and covenants to the other Members as of the date hereof that:
     (a) such Member is duly formed and validly existing under the laws of the jurisdiction of its organization with full power and authority to perform its obligations hereunder and that the execution, delivery and performance of this Agreement has been duly authorized by such Member;
     (b) this Agreement has been duly executed and delivered by such Member and constitutes the valid and legally binding agreement of such Member enforceable in accordance with its terms against such Member subject to the effect of bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally, by general equitable principles and by an implied covenant of good faith and fair dealing;
     (c) the execution and delivery of this Agreement by such Member and the performance of its duties and obligations hereunder do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any lien upon such Member’s interest in the Company, under any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate, to which such Member or any Affiliate is a party or by which it or any Affiliate is bound or to which its or any Affiliate’s properties are subject, or require any authorization or approval under or pursuant to any of the foregoing which has not been obtained, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which such Member or any Affiliate is subject;
     (d) such Member is not in default (nor has any event occurred which with notice, lapse of time, or both, would constitute a default) in the performance of any obligation, agreement or condition contained in any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness or any lease or other agreement, or any license, permit, franchise or certificate, to which it is a party or by which it is bound or to which the properties of it are subject, nor is it in violation of any statute, regulation, law, order, writ, injunction, judgment or decree to which it is subject, which default or violation would materially adversely affect such Member’s ability to carry out its obligations under this Agreement;
     (e) there is no litigation, investigation or other proceeding pending or, to the knowledge of such Member, threatened against such Member or any of its Affiliates as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would materially adversely affect such Member’s ability to carry out its obligations under this Agreement; and
     (f) no consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of such Member is required for the execution and delivery of this Agreement by such Member and, except as may be required under applicable securities and commodities laws in connection with the registration of the Company or such Member, the performance of its obligations and duties hereunder.
SIGNATURE PAGES ARE ATTACHED HERETO

          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the day and year first above written.

MEMBERS:

FRANKLIN HOLDINGS, INC.

By:	/s/ Lisa N. Tyson

Name: Lisa N. Tyson
Title: Senior Vice President and Deputy General Counsel

FRANKLIN PLASTICS, INC.

By:	/s/ Lisa N. Tyson

	Name:	Lisa N. Tyson
	Title:	Senior Vice President and Deputy General Counsel

REID PLASTIC HOLDINGS, INC.

By:	/s/ John R. Woodard

	Name:	John R. Woodard
	Title:	Managing Director

VESTAR PACKAGING LLC

By:	Vestar Capital Partners III, L.P., its Managing Member

	By:	Vestar Associates III, L.P., its General Partner

		By:	Vestar Associates Corporation III, its General Partner

		By:	/s/ John R. Woodard

			Name:	John R. Woodard
			Title:	Managing Director

VESTAR CCH LLC

By:	Vestar Capital Partners III, L.P., its Managing Member

	By:	Vestar Associates III, L.P., its General Partner

		By:	Vestar Associates Corporation III, its General Partner

		By:	/s/ John R. Woodard

			Name:	John R. Woodard
			Title:	Managing Director

VESTAR CCH PREFERRED LLC

By:	Vestar CCH LLC, its Managing Member

	By:	Vestar Capital Partners III, L.P., its Managing Member

		By:	Vestar Associates III, L.P., its General Partner

			By:	Vestar Associates Corporation III, its General Partner
			By:	/s/ John R. Woodard

Name: John R. Woodard
Title: Managing Director

/s/ Ronald Davis
RONALD DAVIS

/s/ William Bell
WILLIAM BELL

/s/ Richard Robinson
RICHARD ROBINSON

ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

CONSOLIDATED CONTAINER HOLDINGS LLC

By	/s/ Louis Lettes

Name: Louis Lettes
Title: Senior Vice President